Execution Version

Exhibit 10.1

$50,000,000

CREDIT AGREEMENT

among

AMERICAN SHALE DEVELOPMENT, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

CHAMBERS ENERGY MANAGEMENT, LP,

as Agent

Dated as of February 29, 2012

i

3.27	Contingent Obligations	40
3.28	Bank Accounts	40
3.29	[Intentionally Omitted]	40
3.30	Material Contracts	40
3.31	Contribution; Contribution Documents	41
3.32	No Burdensome Restrictions	41

ARTICLE IV CONDITIONS PRECEDENT		41
4.1	Conditions to Closing Date	41
4.2	Conditions to the Funding Date	44
4.3	Conditions Deemed Fulfilled	46

ARTICLE V AFFIRMATIVE COVENANTS		46
5.1	Financial Statements	46
5.2	Collateral Reporting	47
5.3	Certificates; Other Information	49
5.4	Payment of Obligations	50
5.5	Maintenance of Existence; Compliance with Obligations, Requirements, etc.	50
5.6	Operation and Maintenance of Property	51
5.7	Insurance	52
5.8	Inspection of Property; Books and Records; Discussions	52
5.9	Notices	53
5.10	Environmental Laws	53
5.11	Commodity Price Protection	54
5.12	Collateral Matters	54
5.13	Title Matters	56
5.14	Use of Proceeds	57
5.15	Patriot Act Compliance	57
5.16	Further Assurances	57
5.17	Approval of Capital Budgets	58
5.18	Funding Account; Other Bank Accounts	58
5.19	Access Agreements	58

ARTICLE VI NEGATIVE COVENANTS		59
6.1	Financial Condition Covenants	59
6.2	Indebtedness	59
6.3	Liens	60
6.4	Fundamental Changes	62
6.5	Disposition of Property	62
6.6	Restricted Payments	63
6.7	Capital Expenditures	63
6.8	Investments	64
6.9	Transactions with Affiliates	64
6.10	Sales and Leasebacks	64
6.11	Changes in Fiscal Periods	64
6.12	Negative Pledge Clauses	65
6.13	Restrictions on Subsidiary Distributions	65
6.14	Lines of Business	65
6.15	ERISA Plans	65
6.16	Hedging Agreements	65

6.17	New Subsidiaries; Foreign Subsidiaries	66
6.18	Use of Proceeds	66
6.19	Pooling and Unitization	66
6.20	Bank Accounts	66
6.21	Title Opinions; Drilling	66
6.22	Gas Imbalances, Take-or-Pay or Other Prepayments	66
6.23	Amendments to Certain Documents and Agreements	66
6.24	Officers and Directors	67

ARTICLE VII EVENTS OF DEFAULT		67
7.1	Events of Default	67
7.2	Remedies	69

ARTICLE VIII THE AGENT		69
8.1	Appointment	69
8.2	Delegation of Duties	69
8.3	Exculpatory Provisions	69
8.4	Reliance by Agent	70
8.5	Notice of Default	70
8.6	Non Reliance on Agent and Other Lenders	70
8.7	Indemnification	71
8.8	Agent in its Individual Capacity	71
8.9	Successor Agent	72
8.10	Collateral Matters	72
8.11	Withholding Tax	72

ARTICLE IX MISCELLANEOUS		73
9.1	Amendments and Waivers	73
9.2	Notices	74
9.3	No Waiver; Cumulative Remedies	75
9.4	Survival of Representations and Warranties	75
9.5	Payment of Expenses	75
9.6	Indemnification; Waiver	75
9.7	Successors and Assigns; Participations and Assignments	77
9.8	Adjustments; Set off	80
9.9	Counterparts	80
9.10	Severability	80
9.11	Integration; Construction	80
9.12	GOVERNING LAW	81
9.13	Submission To Jurisdiction; Waivers	81
9.14	Acknowledgments	81
9.15	Confidentiality	81
9.16	Release of Collateral and Guarantee Obligations	82
9.17	Interest Rate Limitation	83
9.18	Accounting Changes	83
9.19	WAIVERS OF JURY TRIAL	84
9.20	Customer Identification – USA PATRIOT Act Notice	84
9.21	Creditor-Debtor Relationship	84
9.22	Lenders and Warrant Holders	84
9.23	Termination	84

SCHEDULES:

1.1(a)	Commitments
1.1(b)	Mortgaged Properties of Prima
1.1(c)	Closing Leases and Interests
1.1(d)	Post-Closing Leases and Interests
1.1(e)	Litigation Leases and Interests
3.1(b)	Guarantee Obligations
3.4	Consents, Authorizations, Filings and Notices
3.5	Specified Alleged Contractual Obligations
3.6	Existing Indebtedness
3.17	Capital Stock Ownership
3.21(a)-1	Security Agreement UCC Filing Jurisdictions
3.21(a)-2	UCC Financing Statements to Remain on File
3.21(a)-3	UCC Financing Statements to be Terminated
3.21(b)	Mortgage Filing Jurisdictions
3.23	Gas Imbalances
3.24	Hedging Agreements
3.26	Sale of Production
3.28	Bank Accounts
3.30	Material Contracts
3.31(a)-1	Contribution Assets – Oil and Gas Properties
3.31(a)-2	Contribution Assets – Contracts
3.31(a)-3	Contribution Assets – Other Assets and Liabilities
3.31(b)	Contribution Documents
3.32	Burdensome Restrictions

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Compliance Certificate
C	Form of Deposit Account Control Agreement
D	Form of Guarantee and Security Agreement
E	Form of Mortgage
F	Form of Solvency Certificate
G	Form of Note
H	Form of Exemption Certificate
I	Form of Warrant
J	Form of Assignment and Acceptance

This CREDIT AGREEMENT, dated as of February 29, 2012, is by and among AMERICAN SHALE DEVELOPMENT, INC., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and CHAMBERS ENERGY MANAGEMENT, LP, as administrative agent (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that the Lenders make term loans to Borrower in the aggregate principal amount of $50,000,000; and

WHEREAS, the Lenders are willing to make term loans to Borrower on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

Acceptable Security Interest: in any Property, a Lien which (a) exists in favor of Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable.

Access Agreement: an access agreement executed and delivered by each Person on whose premises any Loan Party maintains any Collateral and such Loan Party in favor of Agent, in a form and substance satisfactory to Agent.

Accounting Change: as defined in Section 9.18.

Adjusted Indebtedness: on any date, the sum of (a) the outstanding Consolidated Total Debt on such date, (b) the aggregate amount of royalties, if any, which are unpaid beyond the date on which interest begins to accrue pursuant to the terms of Borrower’s and its Subsidiaries’ oil and gas leases or pursuant to applicable law, and for which no reserves in conformity with GAAP have been provided on the books of Borrower, and (c) all obligations with respect to trade payables incurred by Borrower and its Subsidiaries, which are 90 days or more past the original invoice or billing date thereof.

AFE: as defined in Section 2.2(b).

Affiliate: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of the Loan Parties.

Agent: as defined in the preamble hereto.

Aggregate Exposure: with respect to any Lender at any time, an amount equal to (a) until the funding of the Loans on the Funding Date, such Lender’s Commitment at such time; (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

Aggregate Exposure Percentage: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

Agreement: this Credit Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

Approved Capital Budget: the Borrower’s plan, as approved by Agent pursuant to Section 5.17, for conducting Approved Development Activities on the Oil and Gas Properties of the Loan Parties. The Approved Capital Budget shall set forth by lease, block, tract, field or pad site, as appropriate, projected drilling costs, completion costs, lease operating expenses, workover expenses (beyond those accounted for by the Borrower as lease operating expenses) and all other expenses customarily incurred within reasonable industry standards related to the operation and development of the Oil and Gas Properties of the Loan Parties, the number and identification of wells to be reworked, recompleted or drilled and other major items as Agent may reasonably request, in each fiscal quarter covered by such Approved Capital Budget.

Approved Capital Expenditure: Capital Expenditures made by any Loan Party which are described in the most recent Approved Capital Budget and which do not exceed 120% of the amount for such Capital Expenditure in the Approved Capital Budget.

Approved Development Activities: subject to prudent industry standards, drilling, geological and geophysical investigations and evaluations and related activities on the Oil and Gas Properties of the Loan Parties, substantially in accordance with the Approved Capital Budget (a) in order to bring into production proven reserves and other reserves and (b) in order to further explore and/or develop the Loan Parties’ Hydrocarbon Interests, in each case as approved by Agent.

Approved Directors: John G. Corp, Stephen P. Lucado and Benjamin H. Thomas.

Asset Sale: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (b), (c), (d), (e), (f), (g) or (h) of Section 6.5).

Assignee: as defined in Section 9.7(c).

Assignment and Acceptance: as defined in Section 9.7(c).

Assignor: as defined in Section 9.7(c).

Bank Price Deck: the average relevant current price assumptions contained in the most recent publication of the Macquarie Tristone Quarterly Energy Lender Price Survey or, if such survey is no longer published, a similar survey acceptable to Agent and Borrower.

Benefitted Lender: as defined in Section 9.8(a).

Board: the Board of Governors of the Federal Reserve System of the United States (or any successor).

Borrower: as defined in the preamble hereto.

Borrowing Notice: with respect to any request for borrowing of Loans hereunder, a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to Agent.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or Houston, Texas are authorized or required by law to close.

Capital Expenditures: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

Capital Lease: any lease of a Person with respect to (or other arrangement conveying to a Person the right to use) any Property or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

Capital Stock: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership, partnership or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Equivalents: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Casualty Recovery Event: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of any Loan Party.

Change of Control: the occurrence of any of the following events:

(a) any Permitted Investor shall sell, transfer, convey or otherwise cease to own, directly or indirectly, of record and beneficially an aggregate amount of common stock of Holdings that exceeds (i) the amount of such common stock that such Permitted Investor is permitted to sell, transfer or convey under Rule 144 of the Securities Act or (ii) 6% of the common stock of Holdings owned by such Permitted Investor of record and beneficially as of the Closing Date;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more, on a fully diluted basis, of the outstanding Capital Stock of Holdings entitled to vote for the members of the board of directors of Holdings;

(c) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors;

(d) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Borrower (other than any Capital Stock that may be purchased by the Lenders through the exercise of the Warrants) or Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Subsidiary Guarantor or other Subsidiary of Borrower, in each case free and clear of all Liens (except Liens created by the Guarantee and Security Agreement); or

(e) any Person other than an Approved Director or a Responsible Officer shall (i) be the Chief Executive Officer or President of Holdings or Borrower, (ii) be a director of Borrower, or (iii) actively manage and control the business of Borrower.

Closing Date: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than February 29, 2012 (or such later date as may be agreed upon by Agent, Borrower and the Lenders).

Closing Leases and Interests: the oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, and mineral interests more particularly set forth on Schedule 1.1(c) attached hereto.

Code: the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

Collateral: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

Collateral Coverage Ratio: as of any date of determination, the ratio of (a) the sum of Reserve Value plus Consolidated Working Capital (including cash and Cash Equivalents) to (b) Adjusted Indebtedness.

Commitment: as to any Lender, the obligation of such Lender, if any, to make a Loan to Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1(a) hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto if entered into prior to the Funding Date, as the same shall be reduced pursuant to Section 2.1. The original aggregate amount of the Commitments is $50,000,000.

Compliance Certificate: a certificate duly executed by a Responsible Officer of Borrower, substantially in the form of Exhibit B.

Consolidated Current Assets: at any date, the total consolidated current assets of Borrower and its Subsidiaries at such date, determined in conformity with GAAP.

Consolidated Current Liabilities: at any date, all liabilities of Borrower and its Subsidiaries at such date which should, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries, excluding the current portion of long term Indebtedness.

Consolidated Current Ratio: as of any date of determination, the ratio of (a) Consolidated Current Assets at such date to (b) Consolidated Current Liabilities at such date.

Consolidated EBITDAX: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income or franchise tax expense, (b) Consolidated Interest Expense of such Person, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation, depletion and amortization expense, (d) oil and gas exploration expenses, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (g) any other non-cash charges, including (in case of clauses (f) and (g)), charges representing (i) accruals of or reserves for cash expenditures in a future period, (ii) amortization of prepaid items paid in cash in a prior period or (iii) marked-to-market charges under any Hedging Agreements, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, including (in case of clauses (b) and (c)), marked-to-market gains under any Hedging Agreements, all as determined on a consolidated basis and minus, whether or not included in the statement of such Consolidated Net Income for such period, all cash expenditures in such period for (A) previously accrued or reserved for charges or (B) prepaid items to be amortized in future periods.

Consolidated Interest Expense: of any Person for any period, total interest (including PIK Interest), premium payments, debt discounts, fees, charges and related expense (including that attributable to Capital Lease Obligations but excluding all non-cash interest expense and the OID Amount) of such Person and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

Consolidated Leverage Ratio: as at the last day of any period of four consecutive fiscal quarters of Borrower, the ratio of (a) Consolidated Total Debt on such day less the amount of Borrower’s cash and Cash Equivalents on such day to (b) Consolidated EBITDAX of Borrower for such period.

Consolidated Net Income: of any Person for any period, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Borrower for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, and (d) any one-time increase or decrease to such consolidated net income (or loss) which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP.

Consolidated Total Debt: at any date, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries as of such date, in each case, determined on a consolidated basis in accordance with GAAP.

Consolidated Working Capital: at any date, an amount equal to (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

Constituent Documents: with respect to any Person, (a) the articles or certificate of incorporation, certificate of formation or partnership, articles of organization, limited liability company agreement or agreement of limited partnership (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

Contingent Interest: with respect to any fiscal quarter of Borrower for which a Contingent Interest Trigger occurs, an amount equal to (a) in the case of the fiscal quarter ending March 31, 2012, 1% of the principal amount of the Loans funded on the Funding Date, and (b) in the case of any other fiscal quarter, 1% of the outstanding principal amount of the Loans as at the beginning of such fiscal quarter.

Contingent Interest Trigger: Borrower permitting the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Borrower (or, if less, the number of fiscal quarters ending subsequent to the Closing Date) ending on the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite the last day of such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2012	8.00:1.00
June 30, 2012	8.00:1.00
September 30, 2012	8.00:1.00
December 31, 2012	6.50:1.00
March 31, 2013	5.50:1.00
June 30, 2013	5.50:1.00
September 30, 2013	5.50:1.00
December 31, 2013	5.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.50:1.00
Each quarter thereafter	4.00:1.00

; provided that for the purposes of determining the ratio described above for the fiscal quarters of Borrower ending March 31, 2012, June 30, 2012 and September 30, 2012, Consolidated EBITDAX for the relevant period shall be deemed to equal Consolidated EBITDAX for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter ending after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

Contingent Interest Trigger Period: a time period commencing upon the occurrence of a Contingent Interest Trigger and continuing until the financial statements required by Section 5.1(a) or (b) and a corresponding Compliance Certificate are delivered for a subsequent period and the calculation of the Consolidated Leverage Ratio for such period does not result in a Contingent Interest Trigger.

Contingent Obligation: of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

Continuing Directors: the directors of Holdings on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings, as applicable, is recommended by at least 66-2/3% of the then Continuing Directors.

Contractual Obligation: with respect to any Person, any term, condition or provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

Contribution: (a) the Property Exchange, and (b) the subsequent contribution by Holdings to Borrower on the Funding Date of all of the rights, title and interests of Holdings in and to the Contribution Assets pursuant to the Contribution Documents.

Contribution Assets: the Property of Holdings (after giving effect to the Property Exchange) that is contributed to Borrower on the Funding Date in accordance with the Contribution Documents, including, without limitation, the Oil and Gas Properties specified on Schedule 3.31(a)-1, the contracts specified on Schedule 3.31(a)-2 and the other assets and liabilities specified on Schedule 3.31(a)-3 (as Schedule 3.31(a)-3 may be updated on the Funding Date).

Contribution Documents: (a) the Property Exchange Documents, (b) the Contribution of Assets, dated the Funding Date, between Holdings and Borrower, (c) the Assignment, Bill of Sale and Conveyance, dated the Funding Date, between Holdings and Borrower, and (d) each additional bill of sale, assignment and other conveyance document delivered to Borrower pursuant to the foregoing, in each case in form and substance satisfactory to the Agent and the Lenders.

Cured Litigation Leases and Interests: those certain Litigation Leases and Interests in which Borrower has Defensible Title in accordance with Section 5.13(d).

Cured Post-Closing Leases and Interests: those certain Post-Closing Leases and Interests in which Borrower has Defensible Title in accordance with Section 5.13(c).

Default: any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

Default Rate: as defined in Section 2.8(b).

Defensible Title: good and defensible title that (a) is free and clear of all Liens other than Permitted Liens and (b) entitles a Loan Party to receive and retain, without reduction, suspension or termination, a Net Revenue Interest of not less than 80% (insofar as such Net Revenue Interest is attributable to such Loan Party’s working interest and each other type of Hydrocarbon Interest) in the Closing Leases and Interests, Post-Closing Leases and Interests and Litigation Leases and Interests, respectively, except as would otherwise constitute a Permitted Lien. By way of example, if a Loan Party owns an undivided 50% working interest in certain Closing Leases and Interests, such Loan Party shall also own a minimum of a 40% Net Revenue Interest (being 80% of 50%) attributable to such Loan Party’s working interest in such Closing Leases and Interests (provided such Loan Party does not own any other type of Hydrocarbon Interest in such Closing Leases and Interests, which would be included in calculating such party’s Net Revenue Interest).

Deposit Account Control Agreement: a deposit account control agreement to be executed and delivered among any Loan Party, Agent and each bank at which such Loan Party maintains any deposit account (including the Depositary Agreement), in each case, substantially in the form of Exhibit C or otherwise in a form reasonably satisfactory to Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Depositary Agreement: Funding Account Control Agreement, dated as of the Funding Date, among Borrower, Depositary Bank and Agent, with respect to the Funding Account.

Depositary Bank: Bank of Texas, a division of BOKF, NA.

Derivatives Counterparty: as defined in Section 6.6.

Disbursement Request: as defined in the Depositary Agreement.

Disposition: with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such Property or any interest therein (excluding the creation of any Permitted Lien on such Property but including the sale or factoring at maturity or collection of any accounts or permitting or suffering any other Person to acquire any interest (other than a Permitted Lien) in such Property) or the entering into any agreement to do any of the foregoing; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

Disqualified Stock: as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six months after the Maturity Date.

Dollar-Denominated Production Payments: production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Dollars and $: lawful currency of the United States of America.

Domestic Subsidiary: any Subsidiary organized in the United States of America, any State thereof or the District of Columbia.

Environmental Laws: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, natural resources or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes and regulations.

Environmental Permits: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required or obtained under any Environmental Law.

Event of Default: any of the events specified in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Excluded Assets: as defined in the Guarantee and Security Agreement.

Excluded Taxes: as defined in Section 2.11(a).

Existing Credit Agreement: Credit Agreement, dated as of June 15, 2007, among Holdings, CIT Capital USA Inc. and the lenders party thereto.

Federal Funds Effective Rate: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

Floor Contracts: put option contracts that protect against falling oil and gas prices and do not require any payments in respect thereof other than an initial premium or purchase price. For the avoidance of doubt, Floor Contracts do not include swaps or collars.

Foreign Subsidiary: any Subsidiary other than a Domestic Subsidiary.

Funding Account: the “Deposit Account” as defined in the Depositary Agreement.

Funding Account Release Date: the first day on or after the Post-Closing Lease and Interest Cure Date on which (a) no Default or Event of Default exists and (b) the requirements of Section 5.13(c) with respect to the Post-Closing Leases and Interests and all Oil and Gas Properties related or attributable thereto have been satisfied.

Funding Date: the date on which each of the conditions set forth in Section 4.2 is either satisfied or waived by the Lenders, which date shall be at least 10 Business Days following the Closing Date.

Funding Office: the office specified from time to time by Agent as its funding office by notice to Borrower and the Lenders.

GAAP: generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparation of the Pro Forma Balance Sheet.

Gas Imbalance: (a) a sale or utilization by Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or any of its Subsidiaries, as applicable.

Governmental Authority: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any province, commonwealth, territory, possession, county, parish, town, township, village or municipality, whether now existing or hereafter constituted or existing.

Granting Lender: as defined in Section 9.7(g).

Guarantee and Security Agreement: the Guarantee and Security Agreement to be executed and delivered by Borrower and each of its Subsidiaries, Holdings, Prima and Agent, substantially in the form of Exhibit D, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Guarantee Obligation: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (I) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (II) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

Guarantor: each Person who is a party as a “Guarantor” and “Grantor” to the Guarantee and Security Agreement.

Hedged Prices and Volumes: prices and volumes of Hydrocarbons in barrels of oil or MMBtu of gas supported by confirmations from any Qualified Counterparty to any Hedging Agreement.

Hedging Agreement: with respect to any Person, any agreement or arrangement, or any combination thereof, (a) consisting of interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies or (b) relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the oil and gas business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

Highest Lawful Rate: with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

Holdings: Trans Energy, Inc., a Nevada corporation.

Hydrocarbon Interests: all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of Borrower or its Subsidiaries.

Hydrocarbons: collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

Indebtedness: of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (excluding those incurred in the ordinary course of business on normal trade terms which are not greater than 60 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Disqualified Stock of such Person, (h) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (k) all obligations (netted, to the extent provided for therein) of such Person in respect of Hedging Agreements (including obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder). The Indebtedness of a Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

Indemnified Liabilities: as defined in Section 9.6.

Indemnitee: as defined in Section 9.6.

Independent Accountants: Maloney & Novotny, LLC or such other independent certified public accountants reasonably acceptable to Agent.

Information Statement: the information statement to be filed by Holdings with the SEC with respect to the approval of the Contribution by the requisite shareholders of Holdings.

Initial Approved Capital Budget: as defined in Section 4.1(o).

Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, licenses or rights to use databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Interest Margin: 10% per annum.

Interest Payment Date: (a) the last day of each month, commencing with the month immediately following the month in which the Funding Date occurs, (b) the Maturity Date and (c) the date of any repayment or prepayment made with respect to any Loan.

Interest Rate: for each LIBOR Period, a rate per annum equal to LIBOR plus the Interest Margin, but in no event to exceed the Highest Lawful Rate.

Investment: for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition or capital contribution, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee of, or other Contingent Obligation with respect to, Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

IRS: U.S. Internal Revenue Service.

knowledge: with respect to any Person, the knowledge (after due and diligent investigation) of such Person.

Lenders: as defined in the preamble hereto.

LIBOR: for each calendar quarter, a rate of interest determined by Agent equal to the greater of: (a) 1.00% and (b) the offered rate for three-month deposits in Dollars that appears on Reuters Screen LIBOR01, formerly known as Telerate Page 3750, (or any successor thereto) as of 11:00 a.m. (London time) on the second full LIBOR Business Day preceding the first day of each calendar quarter (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).

If such interest rates shall cease to be available from such service, LIBOR shall be determined from such comparable publicly available financial reporting service for displaying Eurodollar rates as shall be selected by Agent and if such interest rates shall become generally unavailable, then “LIBOR” shall be deemed to mean the rate of interest per annum equal to the sum of the Federal Funds Effective Rate in effect from time to time plus 0.50%.

LIBOR Business Day: a Business Day on which banks in the city of London, England are generally open for dealings in Dollar deposits in the London interbank market.

Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment or performance of any Indebtedness or other obligation (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor).

Litigation Lease and Interest Cure Date: the date on which a litigation settlement shall have been executed or a final, non-appealable judgment shall have been entered involving any of the Litigation Leases and Interests.

Litigation Leases and Interests: the oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, and mineral interests more particularly set forth on Schedule 1.1(e) attached hereto.

Loans: as defined in Section 2.1.

Loan Documents: this Agreement, the Security Documents, the Notes, the Warrants, and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party and delivered to Agent or any Lender in connection with or pursuant to any of the foregoing.

Loan Parties: Borrower and each Subsidiary Guarantor.

Make-Whole Amount: an amount equal to, on any Prepayment Date, the sum of the remaining scheduled payments of interest with respect to such Loans from the Prepayment Date through the second anniversary of the Funding Date (not including any portion of such payments of interest accrued as of the Prepayment Date) calculated on a monthly basis (assuming a 360-day year consisting of twelve 30-day months). Agent’s calculation of the Make-Whole Amount shall be conclusive in the absence of manifest error.

Material Adverse Effect: a material adverse effect on any of (a) the Contribution, (b) the business, assets, property, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole, (c) the value of the Collateral (except when such value is affected by then-current market conditions in the oil and gas industry), (d) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent or the Lenders hereunder or thereunder, (e) the perfection or priority of the Liens granted pursuant to the Security Documents or (f) the ability of Borrower to repay the Obligations or of the Loan Parties to perform their obligations under the Loan Documents.

Material Contract: as defined in Section 3.30.

Material Environmental Amount: an amount or amounts payable or reasonably likely to become payable by any Loan Party or any of its Subsidiaries, in the aggregate more than $250,000 in excess of insurance coverage therefor, for costs to comply with or any liability under any Environmental Law, failure to obtain or comply with any Environmental Permit, costs of any investigation, and any remediation, of any Material of Environmental Concern, and any other cost or liability, including compensatory damages (including damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

Materials of Environmental Concern: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, natural gas or natural gas products, mercury, hydrogen sulfide, drilling fluids, produced water, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

Maturity Date: as defined in Section 2.3.

Moody’s: Moody’s Investors Service, Inc., or its successor.

Mortgaged Properties: the Oil and Gas Properties of the Loan Parties and Prima (including the Oil and Gas Properties listed on Schedule 3.3(a)-1 and Schedule 1.1(b)), as to which Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

Mortgages: each of the mortgages and deeds of trust made by any Loan Party or Prima in favor of, or for the benefit of, Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded) and in form and substance acceptable to Agent.

Net Acres: as computed separately with respect to each applicable Hydrocarbon Interest, (a) the number of gross acres in the land covered by such Hydrocarbon Interest, multiplied by (b) the undivided mineral interest in the land covered by such Hydrocarbon Interest, multiplied by (c) to the extent applicable, each Loan Party’s leasehold working interest in such Hydrocarbon Interest.

Net Cash Proceeds: in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of (a) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document), (b) attorneys’ fees, accountants’ fees, investment bank fees and other reasonable and customary fees and expenses actually incurred in connection therewith and (c) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, however, that evidence of such costs and payments is provided to Agent in form and substance reasonably satisfactory to it.

Net Revenue Interest: the undivided interest in the Hydrocarbons produced from or attributable to a Hydrocarbon Interest throughout the duration of the productive life of the applicable Hydrocarbon Interest, after deducting all lessor’s royalties, overriding royalties, net profits interests and other similar burdens on Hydrocarbons produced therefrom.

New Republic Documents: (a) the Amended and Restated Farm-Out and Area of Joint Development Agreement, dated as of the Funding Date, among Republic Energy Ventures, LLC, Borrower and Holdings, (b) the amendment and restatement of each Republic Operating Agreement, dated as of the Funding Date, among Republic Energy Ventures, LLC, REO, Borrower, Holdings and Prima Oil Company, (c) the Contract Operator Agreement, dated as of the Funding Date, between REO and Holdings, and (d) the Administrative Services Agreement, dated as of the Funding Date, between Borrower and REO.

Non-Excluded Taxes: as defined in Section 2.11(a).

Non-U.S. Lender: as defined in Section 2.11(d).

Notes: as defined in Section 2.4(e).

Obligations: the unpaid principal of and interest on (including, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Loan Party or any Specified Party to Agent or to any Lender or any Qualified Counterparty that is a Lender or an Affiliate of a Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Qualified Hedging Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise; provided that the obligations of Borrower or any Subsidiary under any Qualified Hedging Agreement shall constitute “Obligations” hereunder to the extent that, and for so long as, the Obligations under this Agreement and the other Loan Documents are secured and guaranteed in accordance with this Agreement and pursuant to the Security Documents.

OID Amount: an amount equal to 6.0% of the aggregate principal amount of the Loans as of the Funding Date.

Oil and Gas Properties: Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of any Loan Party or any Subsidiary thereof.

Other Taxes: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Overhead Services Agreement: the Overhead Services Agreement, dated as of the Funding Date, between Holdings and Borrower.

Participant: as defined in Section 9.7(b).

Participant Register: as defined in Section 9.7(b).

Patriot Act: as defined in Section 9.20.

Payment Office: the office specified from time to time by Agent as its payment office by notice to Borrower and the Lenders; provided all payments becoming due and payable under the Loan Documents or on any Note must be made in New York, New York by wire transfer to a bank and account located in the State of New York specified by Agent. Agent may at any time, by notice to Borrower, change the place of payment of any such payments so long as such place of payment is in the State of New York

Permits: the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, consents, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements and rights of way of any Governmental Authority or third party.

Permitted Capital Expenditures: as defined in Section 6.7.

Permitted Indebtedness: as defined in Section 6.2.

Permitted Investors: Loren E. Bagley, Carolyn S. Bagley, William F. Woodburn, Mark D. Woodburn, Janet L. Woodburn, Meredith H. Woodburn, any family members of the foregoing to which any Capital Stock of Holdings is transferred for estate planning purposes, and any Person, directly or indirectly, in the control of or controlled by any of the foregoing (including, without limitation, Culpepper Cattle Company, MDW Capital, Inc., Ohio Valley Welding, Inc., and Sancho Oil & Gas Corporation).

Permitted Liens: the collective reference to (a) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (b) in the case of Collateral consisting of Pledged Capital Stock, (i) Liens created under the Loan Documents and (ii) non-consensual Liens permitted by Section 6.3 to the extent arising by operation of law.

Person: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

Petroleum Engineers: Wright & Company or such other petroleum engineers of recognized national standing as may be selected by Borrower with the prior consent of Agent.

PIK Interest: interest that is added to the principal balance of the Loans in accordance with Section 2.8(d), which shall thereafter be deemed principal bearing interest at the Interest Rate.

Pledged Capital Stock: as defined in the Guarantee and Security Agreement.

Post-Closing Lease and Interest Cure Date: December 31, 2012, as such date may be extended by Agent in its sole discretion.

Post-Closing Leases and Interests: the oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, and mineral interests more particularly set forth on Schedule 1.1(d) attached hereto.

Prepayment Date: with respect to any prepayment pursuant to Section 2.6 or 2.7, the date of such prepayment.

Prima: Prima Oil Company, Inc., a Delaware corporation and a Wholly Owned Subsidiary of Holdings.

Production Payment: collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

Pro Forma Balance Sheet: as defined in Section 3.1(a).

Projected Oil and Gas Production: the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts from Oil and Gas Properties and interests owned by Borrower and its Subsidiaries which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.2(c) and otherwise are reasonably satisfactory to Agent.

Property: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of Borrower or a Subsidiary thereof.

Property Exchange: the exchange between Holdings and Prima of certain Property of Holdings and Prima such that immediately following such exchange and any conveyances associated therewith, and immediately prior to the Funding Date, Holdings shall own the Property specified on Schedule 3.31(a)-1, Schedule 3.31(a)-2 and Schedule 3.31(a)-3 (as Schedule 3.31(a)-3 may be updated on the Funding Date) and Prima shall own the Property specified on Schedule 1.1(b) and any related Property.

Property Exchange Documents: (a) the Exchange Agreement, dated the Funding Date, between Holdings and Prima, and (b) each individual bill of sale, assignment and other conveyance document, if any, executed by Holdings or Prima pursuant to the foregoing, in each case in form and substance satisfactory to the Agent and the Lenders.

Proved Developed Non-Producing Reserves: those Oil and Gas Properties designated as proved developed non-producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Agent pursuant to this Agreement.

Proved Developed Producing Reserves: those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Agent pursuant to this Agreement.

Proved Reserves: those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Agent pursuant to this Agreement.

Proved Undeveloped Reserves: those Oil and Gas Properties designated as proved undeveloped (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Agent pursuant to this Agreement.

PV 10 Value: with respect to any Proved Reserves, the aggregate net present value of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, Capital Expenditures and abandonment costs; with no escalation of Capital Expenditures or abandonment costs; discounted at 10%; using assumptions regarding future prices of Hydrocarbon sales based on Hedged Prices and Volumes and the Bank Price Deck on all unhedged volumes, adjusted for historical price differentials and Btu and quality adjustments; and with escalation of assumed lease operating expenses using the factor contained in the most recent publication of the Macquarie Tristone Quarterly Energy Lender Price Survey. The PV 10 Value shall be calculated and included as part of each Reserve Report, and such PV 10 Value shall remain in effect until the delivery of the next Reserve Report to be delivered.

Qualified Counterparty: with respect to any Qualified Hedging Agreement, any counterparty thereto that (a) at the time such Qualified Hedging Agreement was entered into was a Lender or an Affiliate of a Lender or (b) is otherwise acceptable to the Required Lenders as evidenced by their written consent and is a party to an enforceable intercreditor agreement with Agent in a form acceptable to Agent.

Qualified Hedging Agreement: any Hedging Agreement entered into by Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

Qualified Investment: expenditures incurred to drill, develop or acquire Oil and Gas Properties or to acquire equipment, in each case, useful in the business of Borrower or any Wholly Owned Subsidiary Guarantor.

Real Property: the surface, subsurface and mineral rights and interests owned, leased or otherwise held by any Loan Party or its Subsidiaries.

Register: as defined in Section 9.7(d).

Regulation U: Regulation U of the Board as in effect from time to time.

Related Fund: with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

REO: Republic Energy Operating, LLC, a Texas limited liability company.

Republic Documents: (a) the Republic AJDA, (b) each Republic Operating Agreement and (c) each New Republic Document.

Republic AJDA: the Farm-Out and Area of Joint Development Agreement, dated April 4, 2007 and accepted May 2, 2007, between Trans Energy and Republic Energy Ventures, LLC (successor-in-interest to Republic Partners VI, LP), as amended by the First Amendment to Farm-Out and Area of Joint Development Agreement, dated May 12, 2009, the Second Amendment to Farmout and Area of Joint Development Agreement, dated August 12, 2009, the letter amendment, dated July 31, 2009, the Third Amendment to Farmout and Area of Joint Development Agreement, dated September 17, 2009, the Supplement to Third Amendment, dated April 14, 2010, the Fourth Amendment to Farmout and Area of Joint Development Agreement, dated July 16, 2010, the Fifth Amendment to Farmout and Area of Joint Development Agreement, dated December 22, 2010, and the Sixth Amendment to Farmout and Area of Joint Development Agreement, dated March 31, 2011, and as amended and restated on the Funding Date as the Amended and Restated Farm-Out and Area of Joint Development Agreement, by Republic Energy Ventures, LLC, Borrower and Holdings.

Republic Operating Agreement: each Operating Agreement executed pursuant to the Republic AJDA.

Required Lenders: at any time, Lenders having Aggregate Exposure Percentages of more than 66 2/3%.

Requirement of Law: as to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

Reserve Report: a report regarding the Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties, reasonably satisfactory to Agent in both format and detail, and otherwise in compliance with Sections 4.1(d), 5.2(c) and 5.2(d), as applicable. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices (which for unhedged volumes shall be based upon the Bank Price Deck), net proceeds of production, operating expenses, capital expenditures and PV 10 Value, in each case based upon updated economic assumptions reasonably acceptable to Agent.

Reserve Value: the PV 10 Value of the Oil and Gas Properties of the Loan Parties, as set forth in the Reserve Reports delivered pursuant hereto and adjusted at the date of determination for production, Dispositions of Oil and Gas Properties of the Loan Parties, new discoveries of Hydrocarbons, revisions and extensions and purchases of Hydrocarbon Interests occurring since the date of the most recent Reserve Report previously delivered pursuant hereto. For purposes of this calculation, the estimated future production of Proved Developed Producing Reserves shall be multiplied by 90%; the estimated future production of Proved Developed Non-Producing Reserves shall be multiplied by 75%; and the estimated future production of Proved Undeveloped Reserves shall be multiplied by 0%.

Responsible Officer: as to any Loan Party, (a) John G. Corp, as the chief executive officer or president (or such other title as may be consented to by Agent) of such Loan Party, (b) any Approved Director to the extent such Approved Director is appointed as an officer of such Loan Party and (c) such other officers as may be approved by Agent.

Restricted Payments: as defined in Section 6.6.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

SEC: the Securities and Exchange Commission (or successor thereto or an analogous Governmental Authority).

Secured Parties: collectively, Agent, any Lender and any Qualified Counterparty (to the extent, and for so long as, the obligations in respect of Qualified Hedging Agreements constitute “Obligations” hereunder).

Securities Act: the Securities Act of 1933, as amended.

Security Documents: the collective reference to the Guarantee and Security Agreement, the Mortgages, each Deposit Account Control Agreement, the Depositary Agreement, each Access Agreement, and all other security documents hereafter delivered to Agent granting a Lien on any Property of any Person to secure any of the Obligations.

Solvency Certificate: a solvency certificate and analysis by the Responsible Officer of Borrower substantially in the form of Exhibit F.

Solvent: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirement of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Specified Parties: Holdings and Prima.

SPV: as defined in Section 9.7(g).

Subsidiary: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers (or persons performing similar functions) of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, in each case, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

Subsidiary Guarantor: each Subsidiary of Borrower that is a Guarantor.

Tax Affiliate: with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

Tax Return: as defined in Section 3.12.

Taxes: as defined in Section 2.11(a).

Title Opinion: a title opinion, in form and substance acceptable to Agent in its sole discretion, reflecting the ownership interests held by any Loan Party in all Oil and Gas Properties covered thereby (including the before payout and after payout ownership interests held by any Loan Party in all wells located (or to be drilled) on any Oil and Gas Property covered thereby, if applicable), and, with respect to wells drilled or Oil and Gas Properties acquired after the Funding Date, reflecting that Agent has a legal and valid perfected Lien (subject only to the Permitted Liens) on such Oil and Gas Property.

Transaction Documents: collectively, (a) the Loan Documents, (b) the Contribution Documents, (c) the Overhead Services Agreement, and (d) the Republic Documents.

Transactions: collectively, the transactions to occur pursuant to, or as contemplated by, the Transaction Documents.

Transferee: as defined in Section 9.15.

UCC: the Uniform Commercial Code, as in effect from time to time in the State of New York or other applicable jurisdiction.

Undeveloped Acreage: Hydrocarbon Interests not classified as Proved Reserves in the most recently delivered Reserve Report. Unless otherwise qualified, all references to Undeveloped Acreage in this Agreement shall refer to Undeveloped Acreage of the Loan Parties or their Subsidiaries.

United States Person: United States person as defined in Section 7701(a)(30) of the Code.

Volumetric Production Payment: production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Warrants: as defined in Section 4.2(l).

Wholly Owned Subsidiary: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

Wholly Owned Subsidiary Guarantor: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that for purposes of Section 6.1 and the calculation of the Consolidated Leverage Ratio, any non-cash items arising under FAS 133, 142, 143 or 144 shall be excluded from the relevant calculation.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 6.1 and the Consolidated Leverage Ratio shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(g) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(h) The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(i) The terms “Lender” and “Agent” include their respective successors.

(j) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities (as such term is defined in the Securities Act), revenues, accounts, leasehold interests and contract rights.

(k) Each reference to “Loan Party” in Article III shall include any Subsidiary of Borrower that is or, pursuant to Section 5.12 or Section 6.17, is required to be a Subsidiary Guarantor.

1.3 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

ARTICLE II

AMOUNT AND TERMS OF COMMITMENTS

2.1 Loan Commitments.

(a) Subject to the terms and conditions hereof, each of the Lenders severally agrees to make a term loan to Borrower, on the Funding Date, requested by Borrower pursuant to Section 2.2 in an aggregate principal amount equal to $50,000,000 (“Loans”), which Loans shall be funded net of the OID Amount.

(b) Once borrowed or repaid, the Loans may not be reborrowed, and any Commitment, once terminated or reduced, may not be reinstated. Each Lender’s Commitment shall automatically and without notice be reduced to zero immediately after the funding of the Loans on the Funding Date.

2.2 Procedures for Borrowing and Disbursements.

(a) Borrower shall deliver to Agent a Borrowing Notice (which Borrowing Notice must be received by Agent prior to 10:00 A.M., New York City time, not less than three Business Days prior to the Funding Date) requesting that the Lenders make the Loans on the Funding Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Notice Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Funding Date for the Loans specified hereunder, each Lender shall make available to Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Agent shall deposit into the Funding Account the aggregate of the amounts made available to Agent by the Lenders, in like funds as received by Agent.

(b) On the Funding Date, a portion of the proceeds of the Loans, in an aggregate amount to be agreed upon by Agent and Borrower and set forth in a funds flow memorandum, shall be disbursed by Agent to a deposit account of Borrower (other than the Funding Account) that is subject to a Deposit Account Control Agreement, which proceeds shall be used by Borrower in accordance with Section 3.18. To cause funds to be disbursed from the Funding Account to any one or more other deposit accounts of Borrower after the Funding Date and prior to the Funding Account Release Date, Borrower shall provide to Agent written notice of such disbursement, which notice shall set forth (i) the amount of the requested disbursement and Borrower’s deposit account (which shall be subject to a Deposit Account Control Agreement) to which such funds should be disbursed, (ii) the specific expenses for which such disbursement is intended, including, if applicable, a description of the applicable authority for expenditure with respect to the Loan Parties’ Oil and Gas Properties (an “AFE”), (iii) a certification that no Event of Default has occurred and is continuing or will result from such disbursement or the application of such funds, and (iv) a representation that a pro forma calculation of the Consolidated Leverage Ratio at such time would not result in a Contingent Interest Trigger. Each such notice shall be accompanied by (A) a pro forma calculation of the Consolidated Leverage Ratio, (B) the applicable AFE, invoices, and other support documentation with respect to such proposed expenditures and/or disbursement, (C) such other information regarding such proposed expenses and disbursement as Agent may reasonably request, and (D) one or more Title Opinions and title curative materials relating to the applicable wells or proposed wells, in each case, reasonably acceptable to Agent. Provided that (x) no Event of Default has occurred and is continuing, (y) no Contingent Interest Trigger Period has occurred and is continuing and (z) the calculation of the Consolidated Leverage Ratio on a pro forma basis would not result in the occurrence of a Contingent Interest Trigger, within two Business Days after receipt of any such disbursement notice and all materials described in clauses (A)-(D) above, Agent shall submit a Disbursement Request to the Depositary Bank as provided in the Depositary Agreement. The foregoing notwithstanding, each of Holdings and each Loan Party acknowledges and agrees that Agent shall be under no obligation to consent (and no Secured Party shall have any liability for the Agent’s failure to consent) to any disbursement the proceeds of which are to be used for purposes other than as described in Section 3.18. Upon the request of Borrower on or at any time after the Funding Account Release Date, all amounts on deposit in the Funding Account shall be disbursed by Agent to any one or more other deposit accounts specified by Borrower (each of which shall be subject to a Deposit Account Control Agreement) and the procedures described above in this Section 2.2(b) with respect to disbursements from the Funding Account prior to the Funding Account Release Date shall not be required with respect to such disbursement made on or after the Funding Account Release Date.

2.3 Maturity Date. The Loans of each Lender shall mature on February 28, 2015 (the “Maturity Date”).

2.4 Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to Agent for the account of the appropriate Lender the entire principal amount of each Loan of such Lender on the Maturity Date or on such earlier date on which the Loans become due and payable pursuant to Section 2.6 or 2.7 or Article VII. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of Borrower to such Lender resulting from the Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) Agent, on behalf of Borrower, shall maintain the Register pursuant to Section 9.7(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by Agent hereunder from Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loan made to Borrower by such Lender in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon the request to Agent by any Lender, Borrower will promptly execute and deliver to such Lender a promissory note of Borrower evidencing such Lender’s Loan, substantially in the form of Exhibit G (a “Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Funding Date.

2.5 Administrative Fee. Borrower shall pay to Agent for its own account an annual nonrefundable administration fee equal to $50,000, such fee to be paid in advance on the Funding Date and thereafter on each anniversary of the Closing Date prior to the Maturity Date or, if any such date is not a Business Day, on the first Business Day thereafter.

2.6 Optional Prepayments.

(a) Borrower may, upon at least three Business Days’ prior written notice to Agent stating the Prepayment Date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole, at Borrower’s option, together with accrued interest through the Prepayment Date on the principal amount prepaid, in accordance with the provisions of this Agreement. Each prepayment of Loans pursuant to this Section 2.6(a) made on or prior to the second anniversary of the Funding Date, shall be accompanied by a Make-Whole Amount with respect to the principal amount of the Loans being prepaid.

(b) Any optional prepayment under this Section 2.6 shall be applied to the Loans as set forth in Section 2.9.

2.7 Mandatory Prepayments. Upon the occurrence of a Change of Control, the Lenders, at their sole discretion, may require Borrower to immediately prepay all, but not less than all, of the outstanding principal amount of the Loans together with a premium equal to a Make-Whole Amount, if any.

2.8 Interest Rates, Payment Dates and Computation of Interest and Fees.

(a) Each Loan shall bear interest for each day on which it is outstanding at the Interest Rate.

(b) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the Interest Rate plus 2.0%, the (“Default Rate”), but in no event to exceed the Highest Lawful Rate, from the date of such nonpayment of principal or occurrence of such Event of Default, respectively, until such amount of principal is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively, and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(c) Subject to Section 2.8(d) and 2.9(h), interest shall be payable in cash in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.8(b) shall be payable from time to time on demand.

(d) If a Contingent Interest Trigger occurs with respect to any fiscal quarter of Borrower, Contingent Interest shall be due for such fiscal quarter and shall be payable “in-kind” on the first Interest

Payment Date on or following the date of delivery of a Compliance Certificate pursuant to Section 5.1(b) for such fiscal quarter and shall be added to the principal amount owed on the Loans. All accrued PIK Interest that becomes due and payable shall be deemed an extension of additional Loans pursuant to the terms of, and subject to, the Loan Documents. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of Loans refers to the original face amount of the Loans plus any increase in the principal amount of the outstanding Loans as a result of payments of PIK Interest. The entire unpaid balance of all PIK Interest shall be immediately due and payable in full in immediately available funds on the Maturity Date.

(e) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the rate applicable during such extension period.

(f) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a year of 360 days and, in each case, shall be payable for the actual number of days elapsed (including the first day and the last day).

2.9 Application of Payments; Place of Payments.

(a) The borrowing by Borrower from the Lenders shall be made pro rata according to the Aggregate Exposure Percentages of the relevant Lenders. Each payment (including any prepayment) in respect of principal or interest in respect of any Loans and each payment in respect of fees (other than fees payable in accordance with Section 2.5) or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders, except as provided in Section 2.11. Amounts prepaid on account of the Loans may not be reborrowed.

(b) So long as no Event of Default shall have occurred and be continuing all payments and any other amounts received by Agent from or for the benefit of Borrower shall be applied: (i) first, to pay all Obligations then due and payable and (ii) second, as Borrower so designates.

(c) After the occurrence and during the continuance of any Event of Default, Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that Agent may, and shall upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Section 7.1, apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

(i) first, to the payment or reimbursement of Agent for all costs, expenses, disbursements and losses incurred by Agent and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(ii) second, to the payment or reimbursement of the Secured Parties for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(iii) third, to the payment of interest on the Loans which is then due;

(iv) fourth, to the payment of principal of the Loans and obligations under Qualified Hedging Agreements (to the extent constituting Obligations) which are then due;

(v) fifth, to the payment to the Secured Parties of all other Obligations; and

(vi) sixth, to whomsoever shall be legally entitled thereto.

(d) If any Lender owes payments to Agent hereunder, any amounts otherwise distributable under this Section 2.9 to such Lender shall be deemed to belong to Agent to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. All distributions of amounts described in paragraphs second and fifth above shall be made by Agent to each Lender and each Qualified Counterparty, if any, on a pro rata basis determined by the amount such Obligations owed to such Lender or Qualified Counterparty, as the case may be, represents of the aggregate amount of all such Obligations.

(e) All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, premium, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and (other than as set forth in Section 2.8(d) with respect to PIK Interest) in immediately available funds. Any payment made by Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(f) Unless Agent shall have been notified in writing by any Lender prior to the borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date, such Lender shall pay to Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) the rate determined by Agent in accordance with the banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(f) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to Agent by such Lender within three Business Days after the Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the Interest Rate, on demand, from Borrower.

(g) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to Agent by Borrower within three Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

(h) Each payment of the Loans shall be accompanied by accrued interest through the date of such payment on the amount paid.

2.10 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes indemnified under Section 2.11 and the imposition of, or changes in the rate of, any Excluded Taxes) or shall impose on such Lender any other condition and the result of any of the foregoing is to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, Borrower shall pay such Lender any additional amounts necessary to compensate such Lender on an after-Tax basis for such reduced amount receivable; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of or change in a Requirement of Law or in the interpretation or application thereof or in compliance therewith and shall be subject to this Section 2.10 regardless of the date enacted, adopted or issued. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive in the absence of manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the change in any Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). The obligations of Borrower pursuant to this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.11 Taxes.

(a) Except as otherwise required because of applicable Requirements of Law, all payments made by or on behalf of any Loan Party under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding with respect to Agent, any Lender (or Transferee) or any other recipient of any payment to be made by or on behalf of any Loan Party under this Agreement or any other Loan Document (i) Taxes imposed on or measured by its overall net income or overall net profits (however denominated), and franchise Taxes imposed on it, in each case, (A) by the jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender (or Transferee), in which its applicable lending office is located, or (B) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), and (ii) any branch profits taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i). If any such non-excluded Taxes (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable by the relevant Loan Party shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that Borrower or any Guarantor shall not be required to increase any such amounts payable to Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to Agent’s or such Lender’s (or Transferee’s) failure to comply with the requirements of Sections 2.11(d), or (ii) that are United States federal withholding taxes imposed on amounts payable to Agent or such Lender (or Transferee) at the time Agent or such Lender (or Transferee) becomes a party to this Agreement, except to the extent that such recipient (or such recipient’s assignor) was entitled, at the time of designation of a new lending office (or of assignment), to receive additional amounts with respect to such Non-Excluded Taxes pursuant to this Section 2.11(a) (any excluded Taxes set forth in the prior sentence and any Taxes set forth in clauses (i) and (ii) of this proviso are collectively referred to as “Excluded Taxes”). Borrower, the applicable Guarantor or Agent, as applicable, shall make any required withholding of Non-Excluded Taxes and pay the full amount of Non-Excluded Taxes withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by a Loan Party, as promptly as possible thereafter Borrower shall send to Agent for the account of Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent. If a Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority as required by Section 2.11(a) or (b) or fails to remit to Agent the required receipts or other required documentary evidence of payment as required by this Section 2.11(c), Borrower shall indemnify Agent and the Lenders for such Non-Excluded Taxes and Other Taxes and any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Any Lender (or Transferee) that is entitled to an exemption from, or reduction of, any applicable U.S. federal withholding Tax with respect to any payments under this Agreement or any other Loan Documents shall deliver to Borrower and Agent (or, in the case of any participation, the applicable Lender), on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter at the time or times prescribed by applicable Requirements of Law or reasonably requested by Borrower or Agent (or, in the case of any participation, the applicable Lender), such properly completed and executed documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or Agent (or, in the case of any participation, the applicable Lender) as will permit such payments to be made without, or at a reduced rate of, U.S. federal withholding. In addition, any Lender (or Transferee) shall deliver to Borrower and Agent (or, in the case of any participation, the applicable Lender), on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter at the time or times prescribed by applicable Requirements of Law or reasonably requested by Borrower or Agent (or, in the case of any participation, the applicable Lender), such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or Agent (or, in the case of any participation, the applicable Lender) as will enable Borrower or Agent to determine whether such Lender (or Transferee) is not subject to U.S. backup withholding or whether or not such Lender (or Transferee) is subject to U.S. information reporting requirements.

Without limiting the generality of the foregoing, each Lender (or Transferee) shall deliver to Borrower and Agent (or, in the case of any participation, the applicable Lender), on or before the date on which such Lender (or Transferee) becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation in) and from time to time thereafter at the time or times prescribed by applicable Requirements of Law or reasonably requested by Borrower or Agent (or, in the case of any participation, the applicable Lender), whichever of the following is applicable:

(i) in the case of any Lender (or Transferee) that is a United States Person, two (2) duly completed and executed originals of IRS Form W-9 (or any successor form) certifying that such Lender (or Transferee) is exempt from U.S. backup withholding;

(ii) in the case of any Lender (or Transferee) that is not a United States Person (a “Non-U.S. Lender”):

A.	two (2) duly completed and executed originals of IRS Form W-8BEN (or any successor form), IRS Form W-8IMY (or any successor form), together with any required attachments, IRS Form W-8EXP (or any successor form) or IRS Form W-8ECI (or any successor form), as applicable;

B.	in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H and two (2) duly completed and executed originals of IRS Form W-8BEN (or any successor form); or

C.	two (2) duly completed and executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable Requirements of Law, to permit the Borrower or Agent to determine the U.S. federal withholding or deduction required to be made on all payments by Borrower or any Loan Party under this Agreement and any other Loan Documents.

Each Lender (or Transferee) shall promptly notify Borrower and Agent (or, in the case of a participation, the applicable Lender) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to Borrower or Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.11(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.11(d) that such Non-U.S. Lender is not legally able to deliver.

(e) If Agent or a Lender (or Transferee) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes with respect to which Borrower has paid additional amounts pursuant to Section 2.11(a), it shall pay over such refund to Borrower (but only to the extent of additional amounts paid by Borrower under Section 2.11(a) with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender (or Transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Agent or such Lender (or Transferee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender (or Transferee) in the event Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority. This Section 2.11(e) shall not be construed to require Agent or any Lender (or Transferee) to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person. Notwithstanding anything to the contrary in this Section 2.11(e), in no event will Agent or any Lender or Transferee be required to pay any amount to Borrower pursuant to this Section 2.11(e) the payment of which would place Agent or any Lender or Transferee in a less favorable net after-Tax position that it would have been in if the additional amounts giving rise to such refund had never been paid.

(f) The Loan Parties’ obligations under this Section 2.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or replacement of, a Lender (or Transferee), the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.12 Indemnity. Borrower agrees promptly to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) the failure to make any prepayment of a Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement; (b) the repayment of any Loans that are repaid in whole or in part prior to the last day of a calendar quarter (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, mandatory prepayment, by operation of law or otherwise); (c) a default in payment when due of the principal amount of or interest on any Loan; or (d) a default in making any borrowing of Loans after Borrower has given notice requesting the same in accordance herewith. Such indemnification shall include any loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.12, each Lender shall be deemed to have actually funded its relevant Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that Loan and having a three-month maturity; provided that each Lender may fund each of its Loans in any manner it deems appropriate, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.12. A certificate as to any amounts payable pursuant to this Section submitted to Borrower by any Lender shall be conclusive in the absence of manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. This covenant shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

2.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or 2.11(a) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.13 shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2.10 or 2.11(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Agent and each Lender that on the date hereof and on the Funding Date:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of Borrower as at the Closing Date (including the notes thereto) (the “Pro Forma Balance Sheet”), an initial copy of which shall have been furnished to Agent on the Closing Date and an updated copy of which shall have been furnished to Agent on the Funding Date, has been prepared giving effect (as if such events had occurred on the Closing Date) to (i) the consummation of the Contribution, (ii) the Loans to be made on the Funding Date and the use of proceeds thereof and (iii) the payment of fees, expenses and taxes in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) Except as provided on Schedule 3.1(b), no Loan Party has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements delivered pursuant to Section 4.1(c).

3.2 No Change. Since September 30, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law.

(a) Each Specified Party and each Loan Party (i) is duly incorporated, organized or formed, as applicable, validly existing and (if relevant) in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, (ii) has the corporate, company or partnership power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation, company or partnership, as applicable, and (if relevant) in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with its Constituent Documents and (v) is in compliance with all Requirements of Law (other than its Constituent Documents) except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has all Permits necessary for the ownership and, if any Loan Party is the operator, operation of its Oil and Gas Properties and the conduct of its businesses except for those Permits the failure of which to have could not reasonably be expected to have a Material Adverse Effect, and is in compliance in all material respects with the terms and conditions of all such Permits. To the Loan Parties’ knowledge, each Person other than any Loan Party operating any Oil and Gas Property has all necessary Permits and is in compliance in all material respects with the terms and conditions of all such Permits.

(c) The Oil and Gas Properties operated by any Loan Party and, to the Loan Parties’ knowledge, the Oil and Gas Properties operated by any Person other than any Loan Party, have been operated and developed in a good and workmanlike manner and in conformity in all material respects with all Requirements of Law and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection: (i) no Oil and Gas Property is subject to having allowable production reduced after the Closing Date below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction

(whether or not the same was permissible at the time) prior to the Closing Date; and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) is deviated from the vertical or horizontal (as applicable) more than the maximum permitted by Requirements of Law, and such wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

3.4 Entity Power; Authorization; Enforceable Obligations. Each Specified Party and each Loan Party has the power and authority (corporate or otherwise), and the legal right (subject, as of the Closing Date, with respect to the Contribution, to only the expiration of the comment and waiting periods required by the SEC in connection with the Information Statement), to make, deliver and perform the Transaction Documents to which it is a party, to consummate the Contribution and, in the case of Borrower, to borrow hereunder. Each Specified Party and each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the Contribution on terms and conditions set forth in the Contribution Documents and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Contribution, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Transaction Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.21, and (iii) the filing with the SEC of the Information Statement. Each Transaction Document has been duly executed and delivered on behalf of each Specified Party and each Loan Party that is a party thereto. The consents, authorizations, filings and notices received as of the Closing Date which are described on Schedule 3.4 constitute all of the consents, authorizations, filings and notices required in order for the Specified Parties to consummate the Property Exchange and for Holdings to contribute the Contribution Assets to Borrower and for Borrower and its Subsidiaries to own (legally and of record) and grant a security interest in the Contribution Assets. This Agreement and each other Transaction Document constitutes, or upon execution will constitute, a legal, valid and binding obligation of each Specified Party and each Loan Party that is a party thereto, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Transaction Documents, the Contribution, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Specified Party or any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Permitted Liens created by the Security Documents or the Republic Documents). Except as set forth on Schedule 3.5, neither any Specified Party nor any Loan Party has a Contractual Obligation or is subject to a Requirement of Law where compliance therewith could reasonably be expected to have a Material Adverse Effect. No performance of a Contractual Obligation by any Loan Party, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Permitted Lien) on the Property of any Loan Party.

3.6 Existing Indebtedness. Set forth on Schedule 3.6 is a complete and accurate list of all debt for borrowed money of Borrower and its Subsidiaries outstanding on the Closing Date, and as of the Funding Date after the making of the Loans hereunder and any application of the proceeds thereof on the Funding Date, Borrower and its Subsidiaries shall have no debt for borrowed money except the Indebtedness incurred under the Loan Documents.

3.7 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Loan Parties’ knowledge, threatened by or against any Specified Party or any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.8 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9 Ownership of Property.

(a) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its Real Property (other than the Oil and Gas Properties), and Defensible Title to, or a valid leasehold interest in, all other Property material to its business (other than the Oil and Gas Properties), and none of such Property is subject to any Lien other than Permitted Liens.

(b) Each Loan Party has and, after giving effect to the Contribution, will have Defensible Title to the Closing Leases and Interests and all other Oil and Gas Properties related or attributable thereto (but excluding all Post-Closing Leases and Interests and Litigation Leases and Interests) which constitute Proved Reserves, and good and defensible title to all of the Oil and Gas Properties which constitute, for applicable state law purposes, “personal” or “movable” property, in each case except for Permitted Liens. As of the Funding Date and after giving effect to the Contribution, the Mortgaged Properties of the Loan Parties and of Prima constitute all of the Real Property owned by the Loan Parties and Prima, respectively, and Holdings and its Subsidiaries (other than Prima and the Loan Parties) own no Real Property.

(c) The quantum and nature of any interest in and to the Oil and Gas Properties of any Loan Party as set forth in the most recent Reserve Report includes the entire interest of such Loan Party in such Oil and Gas Properties as of the date of such applicable Reserve Report delivered by Borrower to Agent pursuant to Section 4.1(d), 5.2(c) or 5.2(d), as applicable, and, as to the Closing Leases and Interests and all other Oil and Gas Properties related or attributable thereto (but excluding all Post-Closing Leases and Interests and Litigation Leases and Interests), (i) are complete and accurate in all material respects as of the date of such applicable Reserve Report and (ii) there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of such Loan Party in such Oil and Gas Properties except as reflected in the most recent Reserve Report. The ownership of the Closing Leases and Interests and all other Oil and Gas Properties related or attributable thereto by a Loan Party does not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development or operations of any such Oil and Gas Property in an amount in excess of the “working interest” of such Loan Party in each applicable Oil and Gas Property as set forth in the most recent Reserve Report.

(d) Each Loan Party’s marketing, gathering, transportation, processing and treating facilities and equipment, if any, together with any marketing, gathering, transportation, processing and treating contracts in effect between or among such Loan Party and its Subsidiaries, on the one hand, and any other Person, on the other hand, are sufficient to gather, transport, process or treat, reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties, and all related charges are accurately reflected and accounted for in each Reserve Report delivered to Agent pursuant to this Agreement.

(e) The (i) Closing Leases and Interests and (ii) operating agreements attributable to the Oil and Gas Properties related or attributable to the Closing Leases and Interests are in full force and effect in all material respects in accordance with their terms. All rents, royalties and other payments due and payable under such Closing Leases and Interests and operating agreements have been properly and timely paid.

3.10 Insurance. All policies of insurance of any kind or nature of any Loan Party, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Loan Party. No Loan Party has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

3.11 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use by any Loan Party of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor, to the Loan Parties’ knowledge, is there any valid basis for any such claim. The use of Intellectual Property by any Loan Party does not, to such Loan Party’s knowledge, infringe on the rights of any Person.

3.12 Taxes. The Specified Parties and the Loan Parties have filed or caused to be filed all federal, state and other material Tax returns, reports and statements (collectively, “Tax Returns”) that are required to be filed by them or any of their Tax Affiliates with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects and correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the Specified Parties and the Loan Parties and any other information required to be shown thereon; the Specified Parties and the Loan Parties have paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all taxes shown to be due and payable on said returns or on any assessments made against them or any of their Property and all other taxes, fees or other charges imposed on them or any of their Property by or otherwise due and payable to any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Specified Parties and the Loan Parties); and no tax Lien has been filed against the Property of any Specified Party or any Loan Party (other than Liens permitted by Section 6.3(a)), and, to the knowledge of the Specified Parties and the Loan Parties, no claim is being asserted by a Governmental Authority with respect to any unpaid tax, fee or other charge. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Specified Party, each Loan Party and each of their Tax Affiliates from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely (taking into account applicable extensions) paid to the respective Governmental Authorities. Neither any Specified Party nor any Loan Party (i) intends to treat the Loans, the Contribution or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment.

3.13 Federal Regulations. No part of the proceeds of any Loans will be used for buying or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or Agent, Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.14 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against any Loan Party pending or, to the Loan Parties’ knowledge, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

3.15 ERISA Plans. No Loan Party maintains, nor is any employee of any Loan Party a beneficiary under, any employee benefit plan that is covered by the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder (“ERISA”), and in respect of which any Loan Party is an “employer” as defined in Section 3(5) of ERISA (an “ERISA Plan”); nor is any Loan Party a “commonly controlled entity” with any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

3.16 Regulations.

(a) Neither any Specified Party nor any Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither any Specified Party nor any Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

(b) None of any Specified Party, any Loan Party and any Subsidiary, and to the knowledge of Holding and the Loan Parties, none of the current operators of the Oil and Gas Properties (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(c) Each Specified Party and each Loan Party and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.17 Capital Stock; Subsidiaries.

(a) All of the outstanding Capital Stock of each Loan Party has been duly authorized and validly issued and is fully paid and non-assessable and, in the case of each Loan Party, has been duly pledged as Collateral under the Guarantee and Security Agreement and is free and clear of all Liens (except Permitted Liens).

(b) The Subsidiaries listed on Schedule 3.17 constitute all the Subsidiaries of each Loan Party as of the Closing Date. Schedule 3.17 sets forth, as of the Closing Date, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of any Loan Party and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party.

(c) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than the Warrants) of any nature relating to any Capital Stock of any Loan Party.

(d) Holdings owns directly all of the outstanding Capital Stock of Borrower. No Loan Party owns or holds, directly or indirectly, any Capital Stock of any Person other than any Subsidiary. Borrower owns, directly or indirectly through other Subsidiaries, all of the outstanding Capital Stock of its Subsidiaries. Holdings, Prima, Borrower and each Subsidiary are parties to the Guarantee and Security Agreement.

(e) There are no agreements or understandings (other than the Loan Documents): (i) to which any Loan Party is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares or (ii) with respect to the voting, sale or transfer of any shares of Capital Stock of any Loan Party (other than Borrower) or restricting the transfer or hypothecation of any such shares.

3.18 Use of Proceeds. The proceeds of the Loans shall be used (a) to refinance the aggregate outstanding Indebtedness of Holdings under the Existing Credit Agreement as permitted by Section 6.6(b), (b) to fund the drilling and completion costs for wells drilled on the Oil and Gas Properties of the Loan Parties and the costs of acreage acquisitions by the Loan Parties, (c) to pay fees and expenses associated with the negotiation and execution of the Loan Documents and (d) for general corporate purposes of the Loan Parties.

3.19 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount:

(a) Each Specified Party and each Loan Party: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of their Environmental Permits; and (iv) reasonably believes that: each of their Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any Oil and Gas Property or other real property now or formerly owned, leased or operated by any Specified Party or any Loan Party, or at any other location (including, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Specified Party or any Loan Party under any applicable Environmental Law or otherwise result in costs to any Specified Party or any Loan Party, or (ii) interfere with the continued operations of any Specified Party or any Loan Party, or (iii) impair the fair saleable value of any Oil and Gas Property or other real property owned or leased by any Specified Party or any Loan Party.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which any Specified Party or any Loan Party is, or to the Specified Parties’ or the Loan Parties’ knowledge, will be, named as a party that is pending or, to the Specified Parties’ or the Loan Parties’ knowledge, threatened.

(d) Neither any Specified Party nor any Loan Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither any Specified Party nor any Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither any Specified Party nor any Loan Party has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

(g) Each of Borrower and each Specified Party has made available to Agent and the Lenders copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by any Specified Party or any Loan Party with or potential liability of any Specified Party or any Loan Party under Environmental Laws or Environmental Permits.

3.20 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to Agent or the Lenders or any of them, by or on behalf of any Loan Party or any Specified Party for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party or any Specified Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished (including through posting to an electronic data site set up in connection with the Transactions and accessed by Agent and the Lenders) to Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Transaction Documents.

3.21 Security Documents.

(a) As of the Funding Date, the Guarantee and Security Agreement is effective to create in favor of Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Capital Stock described in the Guarantee and Security Agreement, when any stock certificates representing such Pledged Capital Stock are delivered to Agent and, in the case of Pledged Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, when an Instructions Agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, has been delivered to Agent, and in the case of any other Collateral described in the Guarantee and Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.21(a)-1 (which financing statements may be filed by Agent) at any time and such other filings as are specified on Schedule 2 to the Guarantee and Security Agreement have been completed (all of which filings may be filed by Agent) at any time on or after the Funding Date, the Guarantee and Security Agreement shall constitute a valid Lien on, and security interest in, all right, title and interest of the Specified Parties and the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Security Agreement), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens). Schedule 3.21(a)-2 lists each UCC Financing Statement that (i) names any Specified Party or any Loan Party as debtor and (ii) will remain on file after the Funding Date. Schedule 3.21(a)-3 lists each UCC Financing Statement that (i) names any Specified Party or any Loan Party as debtor and (ii) will be terminated on or prior to the Funding Date; and on or prior to the Funding Date, Borrower will have delivered to Agent, or caused to be filed, duly completed UCC termination statements, signed by the relevant secured party, in respect of each such UCC Financing Statement.

(b) Each of the Mortgages is effective to create in favor of Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed in the offices specified on Schedule 3.21(b) (in the case of Mortgages to be executed and delivered on the Funding Date) or in the recording office designated by the Loan Parties (in the case of any Mortgage to be executed and delivered pursuant to Section 5.11(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties or Prima, as applicable, in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens).

3.22 Solvency. Each Specified Party and each Loan Party is, and after giving effect to the Contribution and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.23 Gas Imbalances. Except as set forth in Schedule 3.23, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to any Oil and Gas Properties which would require any Loan Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

3.24 Hedging Agreements. Schedule 3.24 (which Schedule 3.24 shall be deemed supplemented by any certificate delivered by Borrower pursuant to Section 5.2(b) (so long as no Default or Event of Default has occurred and is continuing at the time of delivery thereof)) sets forth a true and complete list of all commodity price Hedging Agreements with any Person in effect as of the Closing Date (and any other Hedging Agreements permitted under Section 5.11) of each Loan Party, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and swap or strike prices, as the case may be), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

3.25 Reserve Reports. To the Loan Parties’ knowledge, (i) the assumptions stated or used in the preparation of each Reserve Report are reasonable (it being understood by Agent and the Lenders that assumptions as to future results are subject to uncertainty and that no assurance can be given that any particular projections will be realized to the extent beyond any Loan Party’s control), (ii) all information furnished by any Loan Party to the Petroleum Engineers for use in the preparation of each Reserve Report was accurate at the time furnished, (iii) there has been no decrease in the amount of the estimated Proved Reserves shown in any Reserve Report since the date thereof, except for changes (A) in pricing or (B) which have occurred as a result of production in the ordinary course of business, and (iv) at the time furnished, no Reserve Report omitted any statement or information necessary to cause the same not to be misleading to Agent and the Lenders in any material respect.

3.26 Sale of Production. No Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to any Loan Party other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.26 in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on one year’s (or fewer) notice, other than as consented to by Agent, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with any Loan Party. Each Loan Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed on Schedule 3.26 that is computed in accordance with the terms of such contract, and no Loan Party is having deliveries of production from such Oil and Gas Property curtailed substantially below such Property’s delivery capacity. All production and sales of Hydrocarbons produced or sold from any Oil and Gas Properties has been accounted for and paid to the Persons entitled thereto, in compliance in all material respects with all applicable Requirements of Law.

3.27 Contingent Obligations. Other than obligations under the Loan Documents, no material Contingent Obligations of any Loan Party exist (a) as of the Closing Date, other than Contingent Obligations in connection with the Existing Credit Agreement, or (b) as of the Funding Date.

3.28 Bank Accounts. Schedule 3.28 attached hereto lists all accounts maintained by or for the benefit of any Loan Party with any bank or financial institution as of the Closing Date, and the updated Schedule 3.28 delivered pursuant to Section 4.2(e) lists all accounts maintained by or for the benefit of any Loan Party with any bank or financial institution as of the Funding Date.

3.29 [Intentionally Omitted].

3.30 Material Contracts. Schedule 3.30 contains a complete and accurate list of each contract, agreement or commitment (other than the Transaction Documents and the oil and gas leases specified on Schedule 3.31(a)-1), whether oral or written, to which any Loan Party is a party or by which it is bound, and which are currently effective, that are: (i) non-competition agreements or other agreements or obligations that purport to limit in any material respect the manner in which, or the localities in which, all or any material portion of any Loan Party’s business is conducted; (ii) contracts with 120 days or greater remaining duration (other than leases constituting Mortgaged Properties); (iii) agreements for the borrowing of money; (iv) employment agreements, consulting agreements or other contract for services involving a payment of more than $50,000 annually; (v) leases with respect to any property, real or personal (other than leases constituting Mortgaged Properties); (vi) agreements for a purchase or sale of assets, securities or a business, or otherwise obligating any Loan Party to pay any consideration of more than $50,000; (vii) agreements with any agent, dealer or distributor, including all such agreements relating to the gathering and/or marketing of Hydrocarbons; (viii) stand-by letters of credit, guarantee or performance bond; (ix) agreements not made in the ordinary course of business; and (x) material contracts to which any Loan Party is a party that would terminate or become terminable, require any Loan Party to take any action, cause any Loan Party to lose any material benefits or give to others any rights of amendment, acceleration, suspension, revocation or cancellation, under any such contract as a result of the transactions contemplated in this Agreement (each of the foregoing, a “Material Contract”).

3.31 Contribution; Contribution Documents.

(a) Set forth on Schedule 3.31(a)-1 is a complete and accurate list and description of all of the Oil and Gas Properties being contributed by Holdings (after giving effect to the Property Exchange) to Borrower pursuant to the Contribution Documents, and set forth on Schedule 3.31(a)-2 is a complete and accurate list and description of all contracts of Holdings (after giving effect to the Property Exchange) being assigned to Borrower pursuant to the Contribution Documents. As of the Closing Date, Schedule 3.31(a)-3 attached hereto sets forth a good faith estimate of all other assets and liabilities of Holdings (after giving effect to the Property Exchange) being assigned to Borrower pursuant to the Contribution Documents, and as of the Funding Date, the updated Schedule 3.31(a)-3 delivered pursuant to Section 4.2(e) is a complete and accurate list and description of all other assets and liabilities of Holdings (after giving effect to the Property Exchange) being assigned to Borrower pursuant to the Contribution Documents. Except as set forth on Schedule 3.31(a)-2 and Schedule 3.31(a)-3 (as Schedule 3.31(a)-3 may be updated on the Funding Date), neither Holdings nor any Subsidiary thereof that is not a Loan Party owns any Property or other assets that are related to, or otherwise integral to the use of, the Oil and Gas Properties listed on Schedule 3.31(a)-1.

(b) The Contribution Documents listed on Schedule 3.31(b) attached hereto constitute all of the material agreements, instruments and undertakings to which any Specified Party or any Loan Party is bound or by which such Person or any of its property or assets is bound or affected relating to, or arising out of, the Contribution. None of such material agreements, instruments or undertakings have been amended, supplemented or otherwise modified, and all such material agreements, instruments and undertakings are in full force and effect.

3.32 No Burdensome Restrictions. Except as set forth on Schedule 3.32, no Specified Party, Loan Party or Subsidiary is a party to or bound by any contract, or subject to any restriction in any Constituent Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The effectiveness of this Agreement and the obligations of Agent and each Lender hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

(a) Credit Agreement. Agent shall have received this Agreement executed and delivered by a duly authorized officer of each of the parties hereto.

(b) Constituent Documents. All documents establishing or implementing the ownership, capital and corporate, organizational, tax and legal structure of each Loan Party (including, without limitation, the Constituent Documents of Borrower) shall be reasonably satisfactory to Agent.

(c) Pro forma Balance Sheet; Financial Statements. (i) The Lenders shall have received (A) the Pro forma Balance Sheet, in form and substance satisfactory to the Lenders, (B) audited consolidated financial statements of Holdings for the 2008, 2009 and 2010 fiscal years, (C) unaudited interim consolidated financial statements of Holdings since December 31, 2010 for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (B) of this paragraph as to which such financial statements are available, and (D) an officer’s certificate of Holdings certifying that the financial statements described in clauses (B) and (C) present fairly the consolidated financial condition of Holdings as at each such date and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, and that all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Independent Accountants and disclosed therein), and (ii) such financial statements shall not, in the reasonable judgment of Agent or the Lenders, reflect any Material Adverse Effect since December 31, 2010.

(d) Initial Reserve Reports. Agent shall have received a Reserve Report prepared by the Petroleum Engineers as of July 1, 2011, with respect to the Oil and Gas Properties of the Loan Parties and their Subsidiaries (including the Oil and Gas Properties that constitute Contribution Assets), and with respect to the Oil and Gas Properties of Prima that are to constitute Mortgaged Properties as of the Funding Date, covering such period and otherwise in such form and substance satisfactory to the Lenders in their sole discretion.

(e) Lien Searches. Agent shall have received the results of a recent lien search in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Specified Parties and the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets owned on the Closing Date by any Loan Party), and such search shall reveal no Liens on any of the assets of any Specified Party or any Loan Party, except for Permitted Liens or Liens set forth on Schedule 3.21(a)-3 that were or will be terminated, released or otherwise discharged on or prior to the Funding Date pursuant to documentation satisfactory to Agent.

(f) Environmental Matters. Agent shall have completed a satisfactory environmental review with respect to the Oil and Gas Properties and any other Real Property owned or leased by the Loan Parties and their Subsidiaries.

(g) Closing Certificates. Agent shall have received a certificate (or certificates) for each Loan Party and each Specified Party, dated the Closing Date, in form and substance acceptable to Agent and with appropriate insertions and attachments, (i) certifying as to the Constituent Documents, resolutions authorizing the Transactions and officers thereof, and (ii) confirming compliance with the conditions precedent set forth in Sections 4.1(k), (l), (q), (r) and (s).

(h) Solvency. The Lenders shall have received a reasonably satisfactory Solvency Certificate which shall document the solvency of each Specified Party and each Loan Party after giving effect to the transactions contemplated hereby and the consummation of the Contribution.

(i) Other Certifications. Agent shall have received the following:

(i) a copy of the charter of each Specified Party and each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Person is organized;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Specified Party and each Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that (A) such Person has paid all franchise taxes to the date of such certificate and (B) such Person is duly organized and in good standing under the laws of such jurisdiction; and

(iii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the State of West Virginia, dated reasonably near the date of the initial extension of credit, stating that each Specified Party and each Loan Party (other than Borrower) is duly qualified and in good standing as a foreign corporation or entity in such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

(j) Lender Consents. Each Lender shall have received all internal consents and approvals necessary for the consummation of the transactions contemplated by this Agreement and the Security Documents.

(k) Approvals. Permits and third party approvals necessary to be obtained by a Loan Party or a Specified Party in connection with this Agreement, the other Transaction Documents, the consummation of the Contribution and the continuing operations of the Loan Parties and their Subsidiaries, and the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Contribution or any of the other Transactions; provided, however, that the filing with the SEC of the Information Statement, the expiration of the SEC comment period with respect thereto, the subsequent distribution thereof to all shareholders of Holdings, and the expiration of the 20 day waiting period after such distribution are not required in order to satisfy this Section 4.1(k).

(l) No Material Adverse Effect. Since September 30, 2011, (i) no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, and (ii) no material adverse change or material disruption shall have occurred and be continuing with respect to the financial, banking or capital markets.

(m) Due Diligence. Agent shall have completed a satisfactory due diligence review of the Loan Parties and Specified Parties, including with respect to its company organization, business prospects, title to properties, tax, legal and accounting issues. The Lenders shall have completed a satisfactory due diligence review of the Specified Parties, the Loan Parties and their Subsidiaries, including their business prospects, title to their properties and tax, legal, environmental and accounting issues.

(n) Contracts. Agent shall have received a true, correct and complete copy, certified as to such by a Responsible Officer of the applicable Loan Parties, of each Material Contract and each contract listed on Schedule 3.31(a)-2.

(o) Initial Approved Capital Budget. Agent and Lenders shall have received a capital budget for the fiscal year 2012, which capital budget shall be in a form and substance acceptable to Agent and Lenders (such budget, the “Initial Approved Capital Budget”).

(p) Retained Assets. Agent shall have received a written description, in form and substance reasonably satisfactory to Agent, of the Property of Holdings and its Subsidiaries (other than the Loan Parties) that will not be contributed to Borrower under the Contribution Documents.

(q) Directors. The Approved Directors shall have been appointed to the board of directors of Borrower, and Borrower shall have no other directors other than the Approved Directors.

(r) Representations and Warranties. Each of the representations and warranties made by any Specified Party or any Loan Party in or pursuant to any Loan Document shall be true and correct on and as of the Closing Date or, with respect to any representations and warranties that are by their express terms made as of a specified earlier date, on and as of such earlier date.

(s) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(t) Additional Documents. Agent and the Lenders shall have received such other documents, agreements, certificates and information as such Persons shall reasonably request.

4.2 Conditions to the Funding Date. The agreement of each Lender to make the Loans requested to be made by it hereunder is subject to the satisfaction, on or prior to the Funding Date, of the following conditions precedent:

(a) Termination of Existing Credit Facility. Agent shall have received evidence satisfactory to Agent that the Existing Credit Agreement shall be terminated on the Funding Date substantially contemporaneously with the funding of the Loans, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(b) Closing of Contribution; Contribution Documents. The Contribution shall, concurrently with the funding of the Loans, be consummated on the terms and conditions satisfactory to the Agent and the Lenders. Agent shall have received a duly executed copy of each of the Contribution Documents, certified to be true, correct and complete as of the Funding Date by a Responsible Officer of Borrower.

(c) Republic Documents. Agent shall have received a duly executed copy of each New Republic Document, in form and substance satisfactory to the Agent and certified to be true, correct and complete as of the Funding Date by a Responsible Officer of Borrower.

(d) Overhead Services Agreement. Agent shall have received a duly executed copy of the Overhead Services Agreement, in form and substance satisfactory to the Agent and certified to be true, correct and complete as of the Funding Date by a Responsible Officer of Borrower.

(e) Certain Schedule Updates. Agent shall have received an updated Schedule 3.28 and an updated Schedule 3.31(a)-3, in each case, dated as of the Funding Date and reasonably satisfactory to Agent.

(f) Updated Pro Forma Balance Sheet. The Lenders shall have received an updated Pro forma Balance Sheet, in form and substance satisfactory to the Lenders.

(g) Guarantee and Security Agreement. Agent shall have received the Guarantee and Security Agreement executed and delivered by a duly authorized officer of each of the parties thereto.

(h) Mortgages. Agent shall have received duly executed Mortgages satisfactory in form and substance to Agent granting Liens in favor of Agent in all of the Oil and Gas Properties of the Loan Parties and Prima (including, for the avoidance of doubt, all of the Oil and Gas Properties that constitute Contribution Assets and all of the Oil and Gas Properties listed on Schedule 1.1(b)).

(i) Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. Agent shall have received (i) the certificates representing the shares of Capital Stock that are certificated securities and that are pledged pursuant to the Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) in the case of Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, an Instructions Agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Security Agreement, and (iii) each promissory note pledged pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Agent) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to Agent in proper form for filing, registration or recordation.

(k) Legal Opinions. Agent shall have received the executed legal opinion of (i) Fulbright & Jaworski LLP, counsel to the Specified Parties and the Loan Parties, (ii) Bowles Rice McDavid Graff & Love LLP, West Virginia counsel to the Specified Parties and the Loan Parties, and (iii) the law firm of Gordon Silver, Nevada counsel to Borrower, in each case, with respect to such matters as may be reasonably requested by Agent and in form and substance reasonably satisfactory to Agent.

(l) Warrants. Borrower shall have duly issued in the name of each Lender (or such designee as any Lender may identify) and delivered to Agent warrants in the form attached hereto as Exhibit I (collectively, the “Warrants”).

(m) Insurance. Agent shall have received a summary of the insurance carried in respect of each Loan Party and its Properties, including copies of all relevant insurance policies (which insurance shall be in accordance with Section 5.7(a)) and certificates of insurance, satisfying the requirements of Section 5.7(b) and otherwise reasonably satisfactory to Agent, naming Agent, for the ratable benefit of the Secured Parties, as “lender loss payee” under its property loss policies and as “additional insured” on its comprehensive and general policies and providing that they shall not be canceled, amended or changed without at least 30 days’ (ten days for nonpayment) written notice to Agent.

(n) Depositary Agreement and Other Deposit Account Control Agreements. Agent shall have received the following documents, in each case executed and delivered by a duly authorized officer of each of the parties thereto: (i) the Depositary Agreement and (ii) each other Deposit Account Control Agreement required by Agent to be delivered hereunder

(o) Approvals. Permits and third party approvals necessary to be obtained by a Loan Party or a Specified Party in connection with this Agreement, the other Transaction Documents, the consummation of the Contribution and the continuing operations of the Loan Parties and their Subsidiaries, and the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Contribution or any of the other Transactions; provided, that for the avoidance of doubt, the filing with the SEC of the Information Statement, the expiration of the SEC comment period with respect thereto, the subsequent distribution thereof to all shareholders of Holdings, and the expiration of the 20 day waiting period after such distribution shall be required in order to satisfy this Section 4.2(o).

(p) Other Certifications. Agent shall have received a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the State of West Virginia, dated reasonably near the date of the initial extension of credit, stating that Borrower is duly qualified and in good standing as a foreign corporation or entity in such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

(q) Fees. The Lenders and Agent shall have received all fees required to be paid and shall have reimbursed Agent and its affiliates for all expenses incurred for which it is obligated, in each case, under any Loan Document (including reasonable fees, disbursements and other charges of counsel to Agent), on or before the Funding Date. All such amounts will be paid with proceeds of Loans made on the Funding Date and will be reflected in the funding instructions given by Borrower to Agent on or before the Closing Date.

(r) Representations and Warranties. Each of the representations and warranties made by any Loan Party or any Specified Party in or pursuant to the Loan Documents and the Contribution Documents shall be true and correct on and as of the Funding Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(s) No Default. No Default or Event of Default shall have occurred and be continuing on the Funding Date or after giving effect to the extensions of credit requested to be made on the Funding Date.

(t) Material Adverse Effect. Since the Closing Date, (i) no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, and (ii) no litigation or other legal action or proceeding has been initiated or threatened by or on behalf of any shareholder of Holdings with respect to any of the Transactions.

4.3 Conditions Deemed Fulfilled. Except to the extent that Borrower has disclosed in the Borrowing Notice that an applicable condition specified in Section 4.1 or 4.2, as applicable, will not be satisfied as of the Closing Date or the Funding, as applicable, Borrower shall be deemed to have made a representation and warranty as of such time that the conditions specified in Section 4.1 or 4.2, as applicable, have been satisfied. No such disclosure by Borrower that a condition specified in Section 4.1 or 4.2 will not be satisfied as of Closing Date or the Funding Date shall affect the right of each Lender not to make the Loans requested to be made by it if such condition has not been satisfied at such time.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or Agent hereunder, Borrower shall, and shall cause each of its Subsidiaries to (and to the extent that the following covenants expressly apply to any Specified Party, each such Specified Party agrees, by its execution of the Guarantee and Security Agreement, to):

5.1 Financial Statements. Furnish to Agent and each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, commencing with the 2011 fiscal year, a copy of the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, together with a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal year as compared to the previous year, and, with respect to the audited consolidated balance sheet of Borrower and its Subsidiaries and the related audited consolidated statements of income and of cash flows for the 2012 fiscal year and each fiscal year thereafter, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Independent Accountants;

(b) as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of each fiscal year of Borrower, a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year;

(c) as soon as available, but in any event not later than 30 days after the end of each calendar month commencing on January 31, 2012, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(d) as soon as available, but in any event not later than 30 days after the end of each month a schedule, certified by a Responsible Officer of Borrower, a detail of the Capital Expenditures made by Borrower and its Subsidiaries during such month in such form and with such detail as Agent shall request; and

(e) such other information as Agent or any Lender may from time to time request.

All such financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the Independent Accountants or Responsible Officer of Borrower, as the case may be, and disclosed therein, and quarterly financial statements shall be subject to normal year-end audit adjustments and need not be accompanied by footnotes).

5.2 Collateral Reporting. Furnish to Agent:

(a) as soon as available, but in any event within 30 days after the end of each month, a report, in form and substance reasonably satisfactory to Agent, setting forth a statement of gross and net production and sales proceeds of all Hydrocarbons produced from the Oil and Gas Properties of Borrower and its Subsidiaries, together with such other information as Agent may reasonably request;

(b) as soon as available, but in any event within 30 days after the end of each quarterly period of each fiscal year, a report, in form and substance reasonably satisfactory to Agent, setting forth as of the last Business Day of such quarterly period, a summary of the hedging positions of Borrower and its Subsidiaries under all Hedging Agreements (including any contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities) of Borrower and its Subsidiaries, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto;

(c) (i) on or before March 31 of each year, a Reserve Report prepared by the Petroleum Engineers dated as of December 31 of the previous year; (ii) promptly after written request by Agent, a

Reserve Report prepared by the Petroleum Engineers dated as of the first day of the month during which Borrower receives such request; provided that, unless an Event of Default shall then be continuing, Agent may request, at Borrower’s cost and expense, no more than one such Reserve Reports during any 12-month period, with any additional requests for updated Reserve Reports during any such period to be at Agent’s cost and expense, and after the occurrence and during the continuance of an Event of Default, Agent may, from time to time, request such Reserve Reports at the sole cost and expense of Borrower, in each case together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties owned by Borrower and its Subsidiaries which have attributable to them Proved Reserves and containing information and analysis with respect to the Proved Reserves of Borrower and its Subsidiaries as of the date of such report and the PV 10 Value; and (iii) together with each Reserve Report furnished pursuant to (i) or (ii), (A) any updated production history of the Proved Reserves of Borrower and its Subsidiaries as of such date, (B) the lease operating expenses attributable to the Oil and Gas Properties of Borrower and its Subsidiaries for the prior 12-month period, (C) any other information as to the operations of Borrower and its Subsidiaries as reasonably requested by Agent and (D) such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto as Agent may reasonably request;

(d) not later than 30 days after the end of each March 31, June 30 and September 30 of each fiscal year, a Reserve Report prepared as of each such date, which report may be prepared by petroleum engineers who are employees of Borrower (rather than the Petroleum Engineers), together with an accompanying report on Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories since the date of the last Reserve Report previously delivered under this Agreement, both in the same form and substance as the Reserve Reports referred to in Section 5.2(c), each such Reserve Report having been prepared by or at the direction of Borrower and (together with the related PV 10 Value calculation) having been certified in writing by the Responsible Officer of Borrower as to the truth and accuracy of the historical information utilized to prepare the Reserve Report;

(e) to the extent not previously disclosed to Agent, promptly upon the acquisition thereof, a listing of any Hydrocarbon Interests or Real Property acquired by any Loan Party at a purchase price in excess of $1,000,000 and a listing of any Intellectual Property acquired by Borrower and its Subsidiaries at a purchase price in excess of $250,000, in each case since the date of the most recent list delivered pursuant to this Section 5.2(e) (or, in the case of the first such list so delivered, since the Closing Date);

(f) reports, certifications, engineering studies, environmental assessments or other written material or data requested by, and in form, scope and substance reasonably satisfactory to, Agent or the Required Lenders, in the event that Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law or a condition at any Property owned, operated or leased by Borrower and its Subsidiaries that could reasonably give rise to a Material Adverse Effect, or if an Event of Default has occurred and is continuing; provided that if any Loan Party fails to provide such reports, certifications, engineering studies or other written material or data within 75 days after the request of Agent or the Required Lenders, Agent shall have the right, at Borrower and its Subsidiaries sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to enable Agent and the Required Lenders to determine whether Borrower and its Subsidiaries is in material compliance with Environmental Laws;

(g) prior to any Asset Sale anticipated to generate in excess of $250,000 in Net Cash Proceeds, at least ten days prior written notice thereof, which notice shall (i) describe such Asset Sale or the nature and material terms and conditions of such transaction and (ii) state the estimated Net Cash Proceeds anticipated to be received by Borrower and its Subsidiaries;

(h) within 60 days after the Closing Date, a listing of all Oil and Gas Properties of each Loan Party and each Subsidiary thereof, including all contracts under which any Loan Party or any Subsidiary has the right to earn, purchase or otherwise acquire an ownership or revenue interest in any Hydrocarbon Interests of any other Person, and all other Real Property and Intellectual Property of any Loan Party or any Subsidiary (in the case of Intellectual Property, limited to any individual item purchased or otherwise acquired for consideration in excess of $5,000), which are not, as of the Funding Date, encumbered, or purported to be encumbered, by a Lien in favor of Agent pursuant to the Security Documents, and which list shall be updated as prescribed in Section 5.3(a);

(i) as soon as is practicable following the written request of Agent and in any event within 60 days after the end of each fiscal year, (i) a report in form and substance satisfactory to Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by each Loan Party and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that Agent has been named as loss payee or additional insured, as applicable;

(j) promptly after the formation of any pool or unit in accordance herewith, a conformed copy of the recorded pooling agreement, declaration of pooling, or other instrument creating the pool or unit and, in the event any proceeding of any Governmental Authority which seeks the pooling of unitizing of all or any part of the Oil and Gas Properties is commenced, prompt written notice thereof to Agent; and

(k) promptly after request by Agent, such other reports and information with respect to the Oil and Gas Properties of the Loan Parties, the other Collateral (including any Property of any Specified Party that constitutes Collateral) or the financial condition of any Loan Party or any Specified Party as may be reasonably requested.

Each delivery of a Reserve Report by Borrower to Agent pursuant to this Agreement shall constitute a representation and warranty by Borrower to Agent and the Lenders (A) with respect to the matters referenced in Section 3.9(c), (B) that the Loan Parties own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens) and (C) that the Mortgaged Properties mortgaged by the Loan Parties constituting 90% of the PV 10 Value of all Proved Reserves covered therein are subject to an Acceptable Security Interest (unless, in the case of clause (C), Borrower delivers a certificate executed by a Responsible Officer contemporaneously with the delivery of such Reserve Report certifying that additional Oil and Gas Properties need to become Mortgaged Properties in order to comply with Section 5.12(a) and providing descriptions of such Oil and Gas Properties).

5.3 Certificates; Other Information. Furnish to Agent and each Lender or, in the case of clause (c) or (g), to the relevant Lender or Agent, as applicable:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of a Responsible Officer of Borrower (A) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default then exists except as specified in such certificate, and (B) in the case of quarterly and annual financial statements, containing all information and calculations necessary for determining compliance by the Loan Parties with Section 6.1 and determining the Consolidated Leverage Ratio, and (ii) in the case of quarterly and annual financial statements, to the extent not previously disclosed to Agent, in writing, an updated listing of any Oil and Gas Properties, Hydrocarbon Interests or other Real Property or Intellectual Property acquired by any Loan Party or Subsidiary (in the case of Intellectual Property, limited to any individual item purchased or otherwise acquired for consideration in excess of $50,000), or with respect to which any Loan Party shall acquire a right to earn, purchase or otherwise acquire, since the date of the most recent updated list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(b) as soon as possible and in any event within five days of a Responsible Officer of a Loan Party or an officer of any Specified Party obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by Borrower and its Subsidiaries in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority has taken action to or may deny any application for an Environmental Permit or other Material Permit sought by, or revoke or refuse to renew any such Permit held by Borrower and its Subsidiaries or operator of any Oil and Gas Property or condition approval of any such Permit on terms and conditions if the effect of any such action would have a Material Adverse Effect;

(c) upon the reasonable request of Agent, prompt access to all geological, engineering and related data contained in the files of any Loan Party or readily accessible to any Loan Party relating to its Mortgaged Properties, subject to and as may be limited by any confidentiality agreements to which such Loan Party is a party or by which any such data is bound; provided that upon the request of Agent, such Loan Party shall make such reasonable efforts to obtain a release from such confidentiality agreements for the purpose of providing such data to Agent;

(d) within five Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its Independent Accountant;

(e) upon the written request of Agent, copies of all Tax Returns filed by any Specified Party or any Loan Party in respect of taxes measured by income (excluding sales, use and like taxes);

(f) (i) no later than 10 Business Days (or such less period as may be agreed by Agent) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Contribution Document of any Loan Party or any Specified Party, the Overhead Services Agreement or any Republic Document, and (ii) promptly upon execution of any amendment, supplement, waiver or other modification described in clause (i) above, fully executed copies thereof; provided that, for the avoidance of doubt, no such amendments, supplements, waivers or modifications shall be permitted unless entered into in accordance with Section 6.23; and

(g) promptly, such additional financial and other information as Agent or any Lender may from time to time reasonably request.

5.4 Payment of Obligations. Timely (taking into account any applicable extensions) file all Tax Returns required to be filed by the Specified Parties, Borrower and their Subsidiaries and pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (a) in the case of the Specified Parties and Borrower, all of the Tax obligations of the Specified Parties, Borrower and their Subsidiaries, and (b) in the case of Borrower, all of its other material obligations of whatever nature, except, in each case, where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Party obligated therefor.

5.5 Maintenance of Existence; Compliance with Obligations, Requirements, etc.

(a) (i) Preserve, renew and keep in full force and effect the corporate or other existence of Holdings, Prima and Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of Borrower’s business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) To the extent not in conflict with this Agreement or the other Loan Documents, comply with all (i) Contractual Obligations and Constituent Documents and (ii) Permits and Requirements of Law, and use its reasonable efforts to cause all employees, crew members, agents, contractors and subcontractors of any Loan Party to comply with all Permits and Requirements of Law as may be necessary or appropriate to enable such Loan Party so to comply, except, in the case of Contractual Obligations, Permits and Requirements of Law, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.6 Operation and Maintenance of Property.

(a) Keep, preserve and maintain all Property and systems, including all improvements, personal property and equipment, useful and necessary in its business in good working order and condition in accordance with the general practice of other businesses of similar character and size (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements so that its business may be property conducted at all times.

(b) Keep and continue all Closing Leases and Interests, all other estates and interests constituting Oil and Gas Properties relating thereto, and all contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided that this provision shall not prevent any Loan Party from abandoning and releasing any such Closing Leases and Interests upon their termination as the result of cessation of production in paying quantities that did not result from the failure of any Loan Party to maintain such production as a reasonably prudent operator.

(c) On and after the Post-Closing Lease and Interest Cure Date, keep and continue all Cured Post-Closing Leases and Interests, all other estates and interests constituting Oil and Gas Properties relating thereto, and all contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided that this provision shall not prevent any Loan Party from abandoning and releasing any such Cured Post-Closing Leases and Interests upon their termination as the result of cessation of production in paying quantities that did not result from the failure of any Loan Party to maintain such production as a reasonably prudent operator.

(d) On and after the Litigation Lease and Interest Cure Date, keep and continue all Cured Litigation Leases and Interests, all other estates and interests constituting Oil and Gas Properties relating thereto, and all contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided that this provision shall not prevent any Loan Party from abandoning and releasing any such Cured Litigation Leases and Interests upon their termination as the result of cessation of production in paying quantities that did not result from the failure of any Loan Party to maintain such production as a reasonably prudent operator.

(e) To the extent that the Oil and Gas Properties are operated by any Loan Party, act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and carry out all such operations as would a reasonable and prudent operator in accordance with standard industry practices; and, to the extent that the Oil and Gas Properties are not operated by any Loan Party, utilize the property and contractual rights of each Loan Party as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and to cause the reasonable and prudent operation thereof in accordance with standard industry practices.

(f) Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties or other material Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(g) Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties.

(h) To the extent any Loan Party is not the operator of any Oil and Gas Properties or other material Properties, use its commercially reasonable efforts to cause the operator to comply with this Section 5.6.

5.7 Insurance.

(a) Maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of the Guarantee and Security Agreement and in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, with such deductibles as are reasonably acceptable to Agent.

(b) Name Agent, for the ratable benefit of the Secured Parties, as “loss payee” under its casualty loss policies and Agent as “additional insured” on its comprehensive and general liability policies and cause all such casualty loss policies to be reasonably satisfactory to Agent in all respects and provide that they shall not be canceled, amended or changed without at least 30 days’ (ten days for nonpayment) written notice to Agent.

(c) Renew all insurance policies referred to in this Section 5.7 on terms no less favorable to Agent for the ratable benefit of the Secured Parties during the term of this Agreement and cause any substitute underwriter to be, in Borrower’s reasonable opinion, as financially sound as Borrower’s existing underwriters.

5.8 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit Agent and the Lenders, or any agents or representatives thereof, one time per fiscal year during Borrower’s normal business hours, and upon two Business Days’ notice (except that, during the continuance of an Event of Default, no such notice shall be required and such right shall not be limited in frequency) to (i) go upon, examine and inspect the Properties of any Loan Party, (ii) during any such visit, inspect and verify the amount, character and condition of any of the Property of any Loan Party, (iii) during any such visit, examine and, at Borrower’s cost and expense, make copies of and abstracts from the records and books of account of any Loan Party, and (iv) discuss the affairs, finances and accounts of any Loan Party with any of their respective officers, directors, employees, Independent Accountants or Petroleum Engineers, it being understood that, except as otherwise stated in clause (iii)

above, Agent and each Lender will pay the costs and expenses incurred by it in exercising its rights under this Section 5.8(b); provided that after the occurrence and during the continuation of an Event of Default, Borrower shall reimburse Agent and each Lender promptly after a request therefor for the reasonable costs and expenses incurred by it in connection with the exercise of its rights under this Section 5.8(b).

(c) Authorize the Independent Accountants of Borrower to disclose to Agent or any Lender any and all financial statements and other information of any kind, as Agent or any Lender reasonably requests, from Borrower and which the Independent Accountants may have with respect to the business, financial condition, results of operations or other affairs of any Loan Party.

5.9 Notices. Promptly, and in any event within three Business Days after any Loan Party’s knowledge thereof, give notice to Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default (or alleged default) under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in case of clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Loan Party in which the damages claimed are not covered by insurance is $100,000 or more or in which injunctive or similar relief is sought;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the audit or examination of any Tax Return by any Governmental Authority, the receipt by any Loan Party of notice of any such audit or examination or the assertion of any claim for taxes against any Loan Party by any Governmental Authority.

Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action any Loan Party proposes to take with respect thereto.

5.10 Environmental Laws.

(a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects at any Property owned, leased or operated by any Loan Party by all tenants, subtenants, lessees, sub-lessees, farmoutees, operators and contractors, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants, subtenants, lessees, sub-lessees, farmoutees, operators and contractors obtain and comply in all material respects with and maintain, any and all Environmental Permits required by applicable Environmental Laws with respect to any Property owned, leased or operated by any Loan Party; provided that with respect to each such tenant, subtenant, lessee, sub-lessee, farmoutee, operator and contract that constitutes an Affiliate thereof, Borrower shall, and shall cause each of its Subsidiaries to, ensure that such Affiliate complies with the foregoing.

(b) Conduct and complete all investigations, studies, sampling and testing, and all reporting, investigative, remedial, removal and other actions required under Environmental Laws as a result of a release of or the discovery of Materials of Environmental Concern, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) As soon as available, and in any case within five Business Days prior to the closing of any acquisition of Oil and Gas Properties by a Loan Party for which Borrower reasonably believes that liability of any Loan Party for environmental remediation potentially associated with the ownership or operation of all such Oil and Gas Properties (exclusive of usual and customary platform maintenance, refurbishment and abandonment obligations) is expected to exceed a Material Environmental Amount, deliver to Agent an environmental report covering such Oil and Gas Properties to be acquired, in form and substance reasonably satisfactory to Agent and the Required Lenders.

(d) Promptly, but in no event later than five days after the occurrence of a triggering event, notify Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or threatened lawsuit by any landowner or other third party against any Loan Party or its Properties of which Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action may result in liability (whether individually or in the aggregate) in excess of $100,000.

5.11 Commodity Price Protection.

(a) If requested in writing by Agent, within ten Business Days after such request, the Loan Parties shall enter into and maintain Hedging Agreements that (i) cover up to 50% of the Projected Oil and Gas Production consisting of crude oil and natural gas liquids and up to 50% of the Projected Oil and Gas Production consisting of natural gas (consisting of swaps, costless collars or put options or a combination all three), in each case, measured at the time of entry into such Hedging Agreement, of the Loan Parties’ and their Subsidiaries’ aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of such Persons’ business for the period requested by Agent (but, in any event, such period shall not extend beyond the date that is six months after the Maturity Date), and having minimum floor prices that are acceptable to Agent in its reasonable discretion and (ii) comply with Section 6.15. Agent may also require extensions of any Hedging Agreements up to six months beyond the Maturity Date while Loans or any other Obligations remain outstanding.

(b) Provide Agent a copy of each Hedging Agreement confirmation provided to any Loan Party as soon as practicable, but in any event within five Business Days after the execution thereof. On or before March 31, June 30, September 30 and December 31 of each year, provide to Agent true, correct and complete copies, certified as such by a Responsible Officer of Borrower, of all Hedging Agreements and related confirmations to which any Loan Party is a party to the extent not previously provided to Agent in accordance with this Section 5.11(b).

5.12 Collateral Matters.

(a) At all times Borrower shall, and shall cause each other Loan Party to, grant to Agent an Acceptable Security Interest in Mortgaged Properties constituting 90% of the PV 10 Value of the Proved Reserves of Borrower and its Subsidiaries.

(b) With respect to any Oil and Gas Property or other Property acquired (including any interest of a Loan Party in Oil and Gas Properties acquired as the result of the formation of any pool or unit in accordance with Section 6.19) after the Closing Date by any Loan Party as to which Agent, for the benefit of the Secured Parties, does not have an Acceptable Security Interest (other than any Real Property not constituting an Oil and Gas Property), promptly, and in any event within 30 days, (i) execute and deliver to Agent such Security Documents or amendments to Security Documents and take all actions, including without limitation, the filing of any financing statements or Mortgages, as Agent deems necessary or advisable to grant to Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in such Property, and (ii) if such Property includes Oil and Gas Properties having any Proved Reserves, deliver to Agent (A) Title Opinions or other title information acceptable to Agent to the extent required by Section 5.13 or otherwise reasonably requested by Agent, and (B) such legal opinions relating to the matters described in clause (i) immediately preceding as Agent may reasonably request, which legal opinions shall be in form and substance, and from counsel, reasonably satisfactory to Agent; provided that unless a Property is acquired for a purchase price or other consideration in excess of $100,000, no Loan Party shall be required to take the actions specified in this Section 5.12(b) prior to the end of the fiscal quarter in which the acquisition occurs, or if earlier, the date at which the cumulative amount of purchase price or other consideration for all Property acquired in such quarter equals or exceeds $100,000, at which time all Property theretofore acquired and not previously made subject to a Lien in favor of Agent shall be made so subject.

(c) With respect to any fee interest in any Real Property (other than Oil and Gas Property) acquired after the Closing Date by any Loan Party (other than any such real property acquired for an aggregate consideration valued at less than $100,000), promptly (i) execute and deliver a first priority Mortgage (subject only to Permitted Liens) in favor of Agent, for the benefit of the Secured Parties, covering such real property and designating thereon the appropriate recording office, (ii) if requested by Agent, provide Agent with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by Agent) as well as a current ALTA or ALTAX survey thereof, together with a surveyor’s certificate, (B) any consents or estoppels reasonably deemed necessary or advisable by Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Agent and (C) if requested by Agent, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Agent.

(d) With respect to any new Subsidiary created or acquired by any Loan Party or otherwise becoming a Subsidiary after the Closing Date, concurrently with such creation, acquisition or becoming a Subsidiary, (i) execute and deliver to Agent such Security Documents or amendments to Security Documents as Agent deems necessary or advisable to grant to Agent, for the benefit of the Secured Parties, a perfected first priority Lien and security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject only to the Permitted Lien in favor of Agent), (ii) deliver to Agent (A) the certificates (if any) representing such Capital Stock, together with undated powers, in blank, executed and delivered by a duly authorized officer of the Loan Party owning such Capital Stock and (B) in the case of a Subsidiary whose Capital Stock is a security that is not evidenced by certificates, an Instructions Agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, duly executed by such Subsidiary and each Loan Party owning such Capital Stock, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Security Agreement and any other applicable Security Documents (including Mortgages and Deposit Account Control Agreements) and (B) to take such other actions as are necessary or advisable to grant to Agent for the benefit of the Secured Parties a perfected first priority Lien and security interest in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary and, pursuant to Mortgages and Deposit Account Control Agreements, all Oil and Gas Properties and bank accounts owned by such Subsidiary, subject in each case only to Permitted Liens, including the execution and delivery by all necessary third parties of any Deposit Account Control Agreements and Mortgages, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law, the filing of any Mortgages in appropriate filing offices and the making of any other filings required by law or as may be requested by Agent, (iv) if reasonably requested by Agent, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Agent, and (v) Title Opinions or other title information acceptable to Agent to the extent required by Section 5.13 or otherwise reasonably requested by Agent.

(e) Notwithstanding that, by the terms of the various Security Documents, the Loan Parties and the Specified Parties are and will be assigning to Agent and the Lenders all of the net proceeds of production from the Mortgaged Properties covered by such Security Documents, so long as no Event of Default has occurred, the Loan Parties may continue to receive from the purchasers of such production all such proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuation of an Event of Default, Agent and Lenders may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all proceeds of production from such Mortgaged Properties then held by such Loan Parties or Specified Parties or to receive directly from the purchasers of production all other proceeds of production. In no case shall any failure, whether intentioned or inadvertent, by Agent or Lenders to collect directly any such proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production from any Oil and Gas Properties of any Loan Party, any Subsidiary or any Specified Party by Agent or Lenders to any Loan Parties constitute a waiver, remission, or release of any other proceeds of production from any such Oil and Gas Properties or of any rights of Agent or Lenders to collect other proceeds of production from such Oil and Gas Properties thereafter.

5.13 Title Matters.

(a) Take such actions and execute and deliver such documents and instruments as Agent may require to ensure that Agent shall, at all times, have received title reviews or, upon the request of Agent, supplemental or new Title Opinions, in each case in form and substance satisfactory to Agent in its sole discretion and reflecting that Agent has an Acceptable Security Interest (i) on the Funding Date, in all of its Oil and Gas Properties, and (ii) thereafter, in at least 90% of the PV 10 Value of all Proved Reserves of the Borrower and its Subsidiaries and in such other Oil and Gas Properties as Agent may reasonably request.

(b) With respect to Borrower’s Closing Leases and Interests and all Oil and Gas Properties related or attributable thereto, (i) within 90 days after the Closing Date, and, (ii) at any time after the date provided in clause (i) of this Section 5.13(b), within 60 days after (A) a request by Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens or (B) a notice by Agent that the Loan Parties have failed to comply with this Section, in the case of clause (i) or (ii), (x) cure such title defects or exceptions which are not Permitted Liens as necessary so that Borrower shall have Defensible Title in and to 99% of the Net Acres attributable to the Closing Leases and Interests (excluding any Closing Leases and Interests otherwise Disposed of as permitted by Section 6.5) and (y) deliver to Agent title evidence (including supplemental or new Title Opinions meeting the foregoing requirements), in form and substance acceptable to Agent in its sole discretion, as to the Loan Parties’ ownership of such Oil and Gas Properties and the Secured Parties’ Liens and security interests therein as necessary to maintain compliance with this Section.

(c) With respect to Borrower’s Post-Closing Leases and Interests and all Oil and Gas Properties related or attributable thereto, (i) no later than the Post-Closing Lease and Interest Cure Date, and (ii) at any time after the Post-Closing Lease and Interest Cure Date, within 60 days after (A) a request by Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens or (B) a notice by Agent that the Loan Parties have failed to comply with this Section, in the case of clause (i) or (ii), (x) cure such title defects or exceptions which are not Permitted Liens as necessary so that Borrower shall have Defensible Title in and to not less than 70% of the Net Acres attributable to the Post-Closing Leases and Interests (excluding any Post-Closing Leases and Interests otherwise Disposed of as permitted by Section 6.5), (y) deliver to Agent title evidence (including supplemental or new Title Opinions meeting the foregoing requirements), in form and substance acceptable to Agent in its sole discretion, as to the Loan Parties’ ownership of such Oil and Gas Properties and the Secured Parties’ Liens and security interests therein as necessary to maintain compliance with this Section, and (z) as of the Post-Closing Lease and Interest Cure Date, make the representations and warranties set forth in Section 3.9(b), Section 3.9(c) and Section 3.9(e) with respect to the Cured Post-Closing Leases and Interests and all other Oil and Gas Properties related or attributable thereto in all instances where the application of such representations and warranties is limited to the Closing Leases and Interests and all other Oil and Gas Properties related or attributable thereto.

(d) With respect to Borrower’s Litigation Leases and Interests and all Oil and Gas Properties related or attributable thereto, (i) no later than the Litigation Lease and Interest Cure Date, and (ii) at any time after the Litigation Lease and Interest Cure Date, within 60 days after (A) a request by Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens or (B) a notice by Agent that the Loan Parties have failed to comply with this Section, in the case of clause (i) or (ii), (x) cure such title defects or exceptions which are not Permitted Liens as necessary so that Borrower shall have Defensible Title in and to not less than 50% of the Net Acres attributable to the Litigation Leases and Interests (excluding any Litigation Leases and Interests otherwise Disposed of as permitted by Section 6.5), (y) deliver to Agent title evidence (including supplemental or new Title Opinions meeting the foregoing requirements), in form and substance acceptable to Agent in its sole discretion, as to the Loan Parties’ ownership of such Oil and Gas Properties and the Secured Parties’ Liens and security interests therein as necessary to maintain compliance with this Section, and (z) as of the Litigation Lease and Interest Cure Date, make the representations and warranties set forth in Section 3.9(b), Section 3.9(c) and Section 3.9(e) with respect to the Cured Litigation Leases and Interests and all other Oil and Gas Properties related or attributable thereto in all instances where the application of such representations and warranties is limited to the Closing Leases and Interests and all other Oil and Gas Properties related or attributable thereto.

5.14 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.18.

5.15 Patriot Act Compliance. Provide such information and take such actions as are reasonably required by Agent or any Lender in order to assist Agent and Lenders with compliance with the Patriot Act.

5.16 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Loan Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) Upon the exercise by Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Agent or such Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c) Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than Permitted Liens) is asserted against a Mortgaged Property, promptly and at its expense, give Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to Agent.

5.17 Approval of Capital Budgets.

(a) On or prior to December 31st of each year, Borrower shall deliver to Agent a proposed capital budget for the Loan Parties for a period not shorter than the immediately following four fiscal quarters, which capital budget shall be in form and substance reasonably satisfactory to Agent. Upon approval by Agent, such proposed capital budget shall become an Approved Capital Budget. In the event that Agent does not approve of any such proposed capital budget, the Borrower shall discuss such objections with Agent and shall further revise and resubmit the proposed capital budget until in a form and substance reasonably satisfactory to Agent. Certain Approved Development Activities have been approved in the Initial Approved Capital Budget; depending upon the success of these initial Approved Development Activities, Agent may approve additional Approved Development Activities, in an Approved Capital Budget or otherwise.

(b) From time-to-time, but not less than once each fiscal quarter (on or prior to the 60th day after the end of each fiscal quarter), Borrower shall deliver to the Agent and each Lender a written proposal containing revisions to the Approved Capital Budget then in effect, showing, if applicable, among other things, any revised projections of Approved Development Activities for the applicable period following such revision in form, scope and detail satisfactory to Agent, which revisions shall be satisfactory to Agent. In the event that Agent shall object to a proposed revision, the Borrower shall discuss such objections with Agent and shall further revise and resubmit such proposed revisions to the Approved Capital Budget until such revised Approved Capital Budget is satisfactory to Agent. Once approved in writing by Agent, the then existing Approved Capital Budget shall be amended and the Approved Capital Budget as revised and amended shall thereafter replace and supersede the prior Approved Capital Budget.

5.18 Funding Account; Other Bank Accounts.

Maintain the Funding Account with the Depositary Bank in favor of Agent for the benefit of the Secured Parties in accordance with the Depositary Agreement until the Funding Account Release Date, and maintain each other deposit account (other than any deposit account that constitutes an Excluded Asset) with the Depositary Bank or with any other bank or financial institution reasonably acceptable to the Agent in accordance with a Deposit Account Control Agreement. The Funding Account shall be subject to the Depositary Agreement at all times until the Funding Account Release Date, and each other deposit account (excluding any deposit account that constitutes an Excluded Asset, but including the Funding Account to the extent that it remains open after the occurrence of the Funding Account Release Date) shall be subject to a Deposit Account Control Agreement at all times until the Maturity Date.

5.19 Access Agreements.

On or before the date that is 90 days after the Funding Date, deliver fully executed Access Agreements with respect to each location leased by a Loan Party where the books and records of such Loan Party are stored.

ARTICLE VI

NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or other amount is owing to any Lender or Agent hereunder, Borrower shall not, and shall not permit any of its Subsidiaries to (and to the extent that the following covenants expressly apply to any Specified Party, each such Specified Party agrees, by its execution of the Guarantee and Security Agreement, that it shall not), directly or indirectly:

6.1 Financial Condition Covenants.

(a) Collateral Coverage Ratio. Permit the Collateral Coverage Ratio as at the last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite the last day of such fiscal quarter:

Fiscal Quarter	Collateral Coverage Ratio
March 31, 2012	0.500:1.00
June 30, 2012	0.500:1.00
September 30, 2012	0.625:1.00
Each quarter thereafter	0.750:1.00

(b) Consolidated Current Ratio. Permit the Consolidated Current Ratio as at the last day of any period of four consecutive fiscal quarters of Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) to be less than 1.00:1.00.

6.2 Indebtedness. Create, incur, assume, issue, guaranty or suffer to exist any Indebtedness, except for the following (“Permitted Indebtedness”):

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of Borrower to any Subsidiary Guarantor and of any Wholly Owned Subsidiary Guarantor to Borrower or any other Subsidiary Guarantor; provided that such Indebtedness is expressly subordinated at all times to the Indebtedness under the Loan Documents pursuant to the terms of the Guarantee and Security Agreement.

(c) Indebtedness of Borrower or any Subsidiary Guarantor (including Capital Lease Obligations) secured by Liens permitted by Section 6.3(f) in an aggregate principal amount not to exceed $250,000 at any one time outstanding;

(d) Guarantee Obligations made in the ordinary course of business by Borrower or any of its Subsidiaries of obligations of Borrower or any Subsidiary Guarantor; provided that such Guarantee Obligations shall be subordinated to the Indebtedness under the under the Loan Documents to the extent that the underlying Indebtedness that is being guaranteed is required to be subordinated to the Indebtedness under the Loan Documents pursuant to this Section 6.2.

(e) Indebtedness under any Hedging Agreement permitted pursuant to Section 6.16;

(f) unsecured current accounts payable incurred in the ordinary course of business which are (i) outstanding for not more than 90 days past the original invoice or billing date thereof or (ii) being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(g) amounts owed by any Loan Party or any Subsidiary to operators of Hydrocarbon Interests under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of the Loan Parties and Subsidiaries thereof to secure amounts owing, which amounts (i) are not owing for more than 60 days past the date the applicable invoice was received or (ii) are being contested in good faith by appropriate proceedings if such reserves as may be required by GAAP shall have been made therefor;

(h) extensions of credit from suppliers or contractors who are not Affiliates of any Loan Party for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements in connection with any Loan Party’s or any Subsidiary’s oil and gas exploration and development activities, which (i) are not owing for more than 60 days past the date the applicable invoice was received or (ii) are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor;

(i) obligations for ad valorem, severance and other taxes payable that are not overdue or are being contested in good faith by appropriate proceedings if such reserves as may be required by GAAP shall have been made therefor;

(j) accrued FAS 143 asset retirement obligations; and

(k) at any time on or prior to the Funding Date, Guarantee Obligations of Borrower or any Subsidiary Guarantor in respect of Indebtedness of Holdings in respect of the Existing Credit Agreement in an aggregate principal amount not to exceed $15,000,000.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which (i) are not overdue for a period of more than 30 days or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the applicable Loan Party in conformity with GAAP, so long as the aggregate amount secured by such Liens does not exceed $2,000,000 at any time;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits by or on behalf of a Loan Party or any of its Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, plugging and abandoning surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of such deposits at any one time does not exceed $1,000,000;

(e) encumbrances consisting of (1) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Loan Party or any Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals and other like purposes, and (2) minor title deficiencies on or with respect to any Property of any Loan Party or any Subsidiaries, in each case, that do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impair the use of such property by any Loan Party in the operation of its business and which do not in any case materially detract from the value of the Property subject thereto are or would be violated in any material respect by existing or proposed operations of any Loan Party;

(f) Liens securing Indebtedness of Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(c) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;

(g) Liens created pursuant to the Security Documents (including the Liens securing Obligations under the Qualified Hedging Agreements);

(h) the interest or title of a lessor under any lease entered into by any Loan Party or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(i) all lessors’ royalties (and Liens to secure the payment thereof), overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the Net Revenue Interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report without a corresponding increase in the corresponding Net Revenue Interest;

(j) Liens under any oil and gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, oil and gas partnership agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements in each case to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Loan Party in any of the Loan Documents to be untrue, (iii) do not operate to reduce the Net Revenue Interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report without a corresponding increase in the corresponding Net Revenue Interest, and (iv) secure obligations that are not delinquent and do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(k) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution; and

(l) Liens granted pursuant to, and in accordance with, the Republic Documents.

6.4 Fundamental Changes. Enter into any merger, consolidation, restructuring, recapitalization, conversion, reorganization or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN, except that, if no Default shall have occurred and be continuing:

(a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and Borrower shall comply with Section 5.12 in connection therewith); and

(b) any Subsidiary of Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Wholly Owned Subsidiary Guarantor;

(c) the Capital Stock of any Subsidiary may be transferred to Borrower or any other Wholly-Owned Subsidiary Guarantor; and

(d) any Loan Party may amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN in accordance with, and to the extent permitted by, Section 5.6 of the Guarantee and Security Agreement.

6.5 Disposition of Property. Dispose of any of its Property (including, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Borrower, issue or sell any shares of such Subsidiary’s Capital Stock (including pursuant to any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation) to any Person, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions permitted by Section 6.4(b);

(c) the sale or issuance of any Subsidiary’s Capital Stock to Borrower or any Wholly Owned Subsidiary Guarantor;

(d) the sale of inventory (including Hydrocarbons sold as produced) which is sold in the ordinary course of business on ordinary trade terms; provided that no contract for the sale of Hydrocarbons shall obligate any Loan Party or any Subsidiary thereof to deliver Hydrocarbons at a future date without receiving full payment therefor within 90 days after delivery;

(e) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(f) Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

(g) abandonment of Properties not capable of producing Hydrocarbons in paying quantities after expiration of their primary terms;

(h) any Disposition giving rise to a Casualty Recovery Event, provided that the proceeds thereof are applied to one or more Qualified Investments; and

(i) farm-outs of Undeveloped Acreage and assignments in connection therewith; provided that (i) Agent consents to such farm-outs and assignments, such consent not to be unreasonably withheld, and (ii) no Default or Event of Default shall have occurred and be continuing.

For the avoidance of doubt, neither this Section 6.5 nor any other provision in this Agreement or in any other Loan Document shall prohibit the Disposition by Prima of any of its Properties or the proceeds thereof, regardless of whether such Properties constitute Mortgaged Properties.

6.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock, or make or offer to make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent) or other charges on, or effect any repurchase, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness (other than the Obligations) of any Loan Party (the payments or other transactions described in this Section 6.6 collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to Borrower or any Subsidiary Guarantor;

(b) Borrower may pay on the Funding Date from the proceeds of the Loans on behalf of Holdings to CIT Capital USA Inc. the amount necessary to repay in full the Indebtedness of Holdings under the Existing Credit Agreement;

(c) Borrower may make any payment required by the Overhead Services Agreement as in effect on the Funding Date;

(d) Borrower or any Subsidiary Guarantor may make any required payment, prepayment, repurchase redemption, purchase, retirement or other payment of other Permitted Indebtedness, in each case to the extent required to be made by the terms thereof and permitted by such terms after giving effect to any applicable subordination provisions; and

(e) any Loan Party may prepay Capital Leases or purchase money financing comprising Permitted Indebtedness upon the sale or exchange of the equipment subject thereto;

provided, however, that the Restricted Payments described in clauses (d) and (e) above shall not be permitted if a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

6.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Approved Capital Expenditures (a “Permitted Capital Expenditure”); provided that, notwithstanding the foregoing, during a Contingent Interest Trigger Period, no Capital Expenditure may be made (or shall constitute a Permitted Capital Expenditure) without the prior approval of Agent.

6.8 Investments. Make any Investment in any other Person, except:

(a) extensions of trade credit and advances to non-operators under operating agreements in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.2(b), Section 6.2(d) or Section 6.2(k);

(d) the Contribution;

(e) Qualified Investments made by Borrower or any Wholly Owned Subsidiary Guarantor;

(f) Investments by Borrower or any of its Subsidiaries in Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(g) Hedging Agreements permitted by Section 6.16;

(h) subject to the provisions of Section 6.7, Investments constituting Permitted Capital Expenditures (other than Investments in the Capital Stock or Indebtedness of any Person); and

(i) Investments received by any Loan Party or any Subsidiary in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person.

6.9 Transactions with Affiliates.

(a) Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any of its Subsidiaries) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the Loan Party that is party to such transaction and (iii) upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (b) any payment required by the Overhead Services Agreement as in effect on the Funding Date.

(b) With respect to any Specified Party, Borrower or any of their Subsidiaries, enter into any transaction, including any transaction of the type described in Section 6.9(a) and any employment, consulting, service, advisory or similar arrangement, with any Permitted Investor, in each case, without the prior written consent of Agent with respect thereto; provided, that the following shall be deemed to be permitted under this Section 6.9(b): (i) the employment of Janet L. Woodburn by Holdings in her current capacity or any reasonable extension thereof and (ii) the payment by Holdings of board compensation to Loren E. Bagley and William F. Woodburn, which compensation will be consistent with compensation paid to other outside directors of Holdings.

6.10 Sales and Leasebacks. Enter into any sale and leaseback transaction unless consented to in writing by Agent in its sole discretion.

6.11 Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to end on a day other than December 31 or change the method of determining its fiscal year for any Loan Party.

6.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party or any Specified Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Security Agreement, other than (a) this Agreement and the other Loan Documents and (b) in the case of any Loan Party any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.13 Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, any Loan Party, (b) make Investments in any Loan Party or (c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and, solely with respect to the period prior to the Funding Date, the Existing Credit Agreement and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the development, production and sale of Hydrocarbons and activities reasonably incidental or relating thereto.

6.15 ERISA Plans. No Loan Party shall adopt or otherwise maintain any ERISA Plan nor become a “commonly controlled entity” within any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

6.16 Hedging Agreements. Enter into, or suffer to exist, any Hedging Agreement other than:

(a) contracts entered into in the ordinary course with the purpose and effect of fixing prices on oil or gas expected to be produced by Loan Parties and not for speculative purposes, provided that at all times: (i) no such contract fixes a price for a period later than 24 months after such contract is entered into (except as otherwise required by Agent pursuant to Section 5.11), (ii) the aggregate monthly production covered by all such contracts for any single month does not in the aggregate exceed 85% of the Loan Parties’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Agreement is entered into) to be sold in the ordinary course of the Loan Parties’ businesses for such month, and (iii) except for the Collateral under the Security Documents with respect to Qualified Hedging Agreements, no such contract requires any Loan Party to pledge money, assets, or other security thereunder at any time;

(b) Floor contracts, provided that (i) no such contract has a term of more than 24 months after such contract is entered into, and (ii) the aggregate monthly production covered by all such contracts for any single month does not in the aggregate exceed 100% of Loan Parties’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Agreement is entered into) to be sold in the ordinary course of the Loan Parties’ businesses for such month; and

(c) contracts entered into by a Loan Party for the purpose and effect of fixing interest rates on a principal amount of the Indebtedness of such Loan Party which are on terms and subject to conditions, and with respect to an aggregate notional amount, reasonably acceptable to Agent.

6.17 New Subsidiaries; Foreign Subsidiaries. Acquire, form, incorporate or organize any Subsidiary or permit to exist any Subsidiary (i) having any Capital Stock that is not wholly owned by Borrower directly or through other Wholly-Owned Subsidiaries, (ii) that is not a Subsidiary Guarantor, or (iii) that is a Foreign Subsidiary.

6.18 Use of Proceeds. Use or permit the use of all or any portion of the proceeds of the Loans for any purpose other than as permitted pursuant to Section 5.13.

6.19 Pooling and Unitization. Voluntarily pool or unitize all or any material part of their Oil and Gas Properties where the pooling or unitization would result in the diminution of any Loan Party’s Net Revenue Interest in production from the pooled or unitized lands, except where any such pooling or unitization would increase the PV 10 Value of the associated Oil and Gas Property compared to the pre-unitized PV 10 Value unless the failure to pool or unitize such Oil and Gas Properties would not be consistent with prudent industry practices.

6.20 Bank Accounts. Open or otherwise establish or maintain, or deposit or otherwise transfer funds into, any bank account (other than the bank accounts listed on Schedule 3.28 (as such schedule may be updated pursuant to Section 4.2(e)) in the name or otherwise for the benefit of Borrower or any Subsidiary unless Agent shall have received a Deposit Account Control Agreement executed and delivered by the applicable Loan Party and the bank or other financial institution at which such account is maintained (other than with respect to the deposit accounts that constitute Excluded Assets).

6.21 Title Opinions; Drilling. Commence drilling operations on any well without obtaining a Title Opinion with respect to such well and curing, to the reasonable satisfaction of Agent, any curative requirements set forth therein.

6.22 Gas Imbalances, Take-or-Pay or Other Prepayments. Allow Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party or any Subsidiary which would require such Loan Party or such Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than Gas Imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which Gas Imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in Borrower or such Subsidiary having net aggregate liability at any time in excess of an amount equal to 2% of the Oil and Gas Properties that are designated Proved Developed Producing Reserves in the most recently delivered Reserve Report.

6.23 Amendments to Certain Documents and Agreements.

(a) Amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any Constituent Documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Capital Stock), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such agreements or arrangements that do not adversely affect any right, privilege or interest of Agent or the Lenders under the Loan Documents or in the Collateral.

(b) With respect to Borrower, Holdings or Prima, amend, supplement or otherwise modify, or permit any amendment, supplement or other modification to, (pursuant to a waiver or otherwise) the terms and conditions of (i) the Overhead Services Agreement, (ii) any Republic Document to which it is a party or (iii) any Contribution Document to which it is a party, except, in each case, to the extent permitted by the Agent in its reasonable discretion. For the avoidance of doubt, this Section 6.23(b) shall not restrict the ability of the Loan Parties to take actions under the Republic Documents in accordance with the terms of the Republic Documents (as in effect on the date hereof) to the extent that such actions do not require or result in any amendments, supplements or modifications (pursuant to a waiver or otherwise) of the terms and conditions of such Republic Documents.

6.24 Officers and Directors.

(a) Appoint, or permit any Person to act as, an officer of any Loan Party or Subsidiary, other than a Responsible Officer.

(b) Appoint, or permit any Person to act as, a director of any Loan Party or Subsidiary, other than the Approved Directors or, to the extent that there is a vacancy on a board of directors of any Loan Party or Subsidiary, any Person appointed by the two remaining directors of such Loan Party or Subsidiary and approved by Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Increase the number of directors on the board of any Loan Party or Subsidiary such that the aggregate number of directors on such board is greater than three (3).

ARTICLE VII

EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay when due and payable or when declared due and payable (in each case whether at the stated maturity, by acceleration or otherwise), including, pursuant to Section 2.7, all or any portion of the Obligations (whether of principal, interest, fees and charges due to the Lenders or other amounts constituting Obligations); or

(b) Any representation or warranty made or deemed made by any Specified Party or any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party or any Specified Party shall default in the observance or performance of any agreement contained in (i) Section 5.5(a) (with respect to Holdings, Prima or Borrower only), 5.6(b), 5.6(c), 5.6(d), 5.6(f), 5.8, 5.9(a), 5.11 or 5.12, or Article VI, or (ii) Section 5.1, 5.3, 5.5(a), 5.6, 5.8, 5.9, or 5.13 of the Guarantee and Security Agreement; or an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) Any Loan Party or any Specified Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days; or

(e) Any Loan Party shall (i) default in making any payment of any principal or interest of any Indebtedness (including, any Guarantee Obligation, but excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation but excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

(f) (i) Any Loan Party or Specified Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Loan Party or Specified Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or Specified Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or Specified Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or Specified Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or Specified Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) One or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $250,000 or more in excess of the amount of the deductible payable to the relevant insurance company under the insurance covering such claim, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h) (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or any Specified Party or any Affiliate of any Loan Party or any Specified Party shall so assert; as a result of action taken or omitted to be taken by any Loan Party or any Specified Party, Agent shall fail to have an Acceptable Security Interest in the Collateral, which failure is not remedied within five days after notice thereof to Borrower from Agent; or any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Specified Party, or a proceeding shall be commenced by any Loan Party or any Specified Party or by any Governmental Authority having jurisdiction over any Loan Party or any Specified Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any Specified Party shall deny that any Loan Party or any Specified Party has any liability or obligation purported to be created under any Loan Document; or

(i) The guarantee contained in Article 2 of the Guarantee and Security Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) There shall occur any event or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect; or

(k) Any Loan Party or any Specified Party shall default in the observance or performance of any agreement or condition required by any Republic Document or any Republic Document shall cease, for any reason, to be in full force and effect; or

(l) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) at any time prior to the Funding Date, with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents or otherwise available under applicable law or otherwise.

ARTICLE VIII

THE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

8.2 Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person (INCLUDING SUCH PERSON’S OWN NEGLIGENCE) under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.7 and all actions required by Section 9.7 in connection with such transfer shall have been taken. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent shall receive such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates.

8.7 Indemnification. THE LENDERS AGREE TO INDEMNIFY AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY ANY LOAN PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), RATABLY ACCORDING TO THEIR RESPECTIVE AGGREGATE EXPOSURE PERCENTAGES IN EFFECT ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT UNDER THIS SECTION 8.7 (OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH THE COMMITMENTS SHALL HAVE TERMINATED AND THE LOANS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH SUCH AGGREGATE EXPOSURE PERCENTAGES IMMEDIATELY PRIOR TO SUCH DATE), FOR, AND TO SAVE AGENT HARMLESS FROM AND AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND WHATSOEVER THAT MAY AT ANY TIME (INCLUDING, AT ANY TIME FOLLOWING THE PAYMENT OF THE LOANS) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST AGENT IN ANY WAY RELATING TO OR ARISING OUT OF, THE COMMITMENTS, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OTHER TRANSACTION DOCUMENTS, OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION TAKEN OR OMITTED BY AGENT UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING (INCLUDING AGENT’S OWN NEGLIGENCE); PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS THAT ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT AGENT IS NOT REIMBURSED FOR SUCH BY BORROWER. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Agent were not Agent. With respect to its Loans made or renewed by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity

8.9 Successor Agent. Agent may resign as Agent upon 10 days’ notice to the Lenders and Borrower. If Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.10 Collateral Matters.

(a) Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.16.

(b) Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.1 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable legal requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(b).

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, Borrower, Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

8.11 Withholding Tax.

(a) To the extent required by any applicable law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the forms or other documentation required hereunder are not delivered to Agent, then Agent may withhold from any payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding Tax.

(b) If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or if Agent has paid over any such Tax to the IRS or any other such authority, such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.11 and 8.11.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or (with the written consent of the Required Lenders) Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section 9.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (except as specified in Section 9.16) release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their Guarantee Obligations under the Guarantee and Security Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any provision of Article VIII or any other provision affecting the rights, duties and obligations of Agent without the consent of Agent;

(iv) amend, modify or waive the pro rata provisions of Section 2.9 without the consent of each Lender directly affected thereby; or

(v) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.7.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, Agent and all future holders of the

Loans. In the case of any waiver, the Loan Parties, the Lenders, Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, however, that delivery of an executed signature page of any such instrument by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of Borrower or Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	American Shale Development, Inc.
210 Second Street
P.O. Box 393
St. Marys, WV 26170
Attention: John G. Corp
Facsimile: (304) 684-3658
Email: johncorp@transenergyinc.com

with a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, TX
Attention: Courtney S. Marcus
Facsimile: (214) 855-8200
Email: cmarcus@fulbright.com

Agent:	Chambers Energy Management, LP
600 Travis Street, Suite 7330
Houston, TX 77002
Attention: Robert Finch
Email: rfinch@chambersenergy.com

with a copy to (which copy
shall not constitute notice):	Cortland Capital Market Services LLC
225 West Washington Street, Suite 1450
Chicago, IL 60606
Attention: Beata Konopko
Facsimile: (312) 564-5080
Email: beata.konopko@cortlandglobal.com

with a copy to (which copy
shall not constitute notice):	Latham & Watkins LLP
717 Texas Avenue, Suite 1600
Houston, TX 77002
Attention: J. Michael Chambers
Facsimile: (713) 546-5401
Email: michael.chambers@lw.com

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Agent and the applicable Lender. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Agent hereby agrees to accept notices hereunder (including notices pursuant to Section 2.3) by electronic mail in portable document format (.pdf).

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. Whether or not the Funding Date occurs, Borrower agrees to:

(a) pay or reimburse Agent on demand for all of its reasonable and documented out of pocket costs and expenses incurred in connection with the syndication of the Loans and the development, preparation and execution of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of one outside counsel (plus a single local counsel in each applicable jurisdiction) and consultants to Agent and the charges of Intralinks; and

(b) pay or reimburse each Lender and Agent on demand for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to Agent.

9.6 Indemnification; Waiver

(a) BORROWER SHALL, AND DOES HEREBY INDEMNIFY, THE AGENT, EACH LENDER AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY SPECIFIED PARTY, ANY LOAN PARTY OR

ANY SUBSIDIARY OF A LOAN PARTY OR A SPECIFIED PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF AGENT (AND ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE THEREOF) THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY AND ALL RECORDING AND FILING FEES AND ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, STAMP, EXCISE AND OTHER TAXES, IF ANY, WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF, OR CONSUMMATION OR ADMINISTRATION OF ANY OF THE TRANSACTIONS CONTEMPLATED BY, OR ANY AMENDMENT, SUPPLEMENT OR MODIFICATION OF, OR ANY WAIVER OR CONSENT UNDER OR IN RESPECT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SUCH OTHER DOCUMENTS, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY A LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, (IV) THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY A LOAN PARTY OR A SUBSIDIARY THEREOF, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; (ALL THE FOREGOING IN THIS CLAUSE (a), COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE LOANS.

(b) WITHOUT LIMITING THE FOREGOING, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO AGREES NOT TO ASSERT AND TO CAUSE ITS SUBSIDIARIES NOT TO ASSERT, AND HEREBY WAIVES AND AGREES TO CAUSE ITS SUBSIDIARIES SO TO WAIVE (I) ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF

THE PROCEEDS THEREOF AND (II) ALL RIGHTS FOR CONTRIBUTION OR ANY OTHER RIGHTS OF RECOVERY WITH RESPECT TO ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE, UNDER OR RELATED TO ENVIRONMENTAL LAWS, THAT ANY OF THEM MIGHT HAVE BY STATUTE OR OTHERWISE AGAINST ANY OTHER PARTY HERETO.

(c) ALL AMOUNTS DUE UNDER THIS SECTION 9.6 SHALL BE PAYABLE NOT LATER THAN TEN DAYS AFTER WRITTEN DEMAND THEREFOR. STATEMENTS REFLECTING AMOUNTS PAYABLE BY BORROWER PURSUANT TO THIS SECTION 9.6 SHALL BE SUBMITTED TO BORROWER AT THE ADDRESS OF BORROWER SET FORTH IN SECTION 9.2, OR TO SUCH OTHER PERSON OR ADDRESS AS MAY BE HEREAFTER DESIGNATED BY BORROWER IN A NOTICE TO AGENT. THE AGREEMENTS IN THIS SECTION 9.6 SHALL SURVIVE REPAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER AND ANY TERMINATION OF THIS AGREEMENT.

9.7 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, Agent, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).

(b) Any Lender may, without the consent of Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.8(a) as fully as if such Participant were a Lender hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of Section 2.11 and Section 8.11, and; provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, unless the participation was made with Borrower’s consent or the greater amount results from a change in

Requirements of Law occurring after the date the participation was made. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose all or an portion of a Participant Register (including the identity of an Participant or any information relating to a Participant’s interest in an Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations.

(c) Any Lender (an “Assignor”) may, without the consent of any Loan Party or any Specified Party, in accordance with applicable law and upon written notice to Agent, at any time and from time to time assign to any Lender or any affiliate or Related Fund thereof or, with the consent of Agent (which, in each case, shall not be unreasonably withheld, conditioned or delayed) (provided that no such consent need be obtained by Agent or its affiliates), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit J (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of Borrower or Agent is required pursuant to the foregoing provisions, by Borrower and such other Persons) and delivered to Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by Borrower and Agent, and provided, further, that the assignor Lender or Assignee has paid to Agent a processing and recordation fee in the amount of $3,500.00 (which fee may be waived or reduced in the sole discretion of Agent), provided, however, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.10, 2.11, 8.11 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this Section 9.7(c), multiple assignments by two or more Related Funds shall be aggregated.

(d) Agent shall, on behalf of Borrower, maintain a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount and stated interest of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Note evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by Agent to Borrower marked “canceled”. The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.7(c), by each such other Person), Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Borrower. On or prior to such effective date, Borrower, at its own expense, upon request, shall execute and deliver to Agent (in exchange for the applicable Note, if any, of the assigning Lender) a new Note or Notes to such Assignee in an amount equal to the Commitment or Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment or Loan, as the case may be, upon request, a new Note or Notes to the Assignor in an amount equal to the Commitment or Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.7 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.7(g), any SPV may (x) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of Borrower and Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to any financial institutions providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV; provided that non-public information with respect to Borrower may be disclosed only with Borrower’s consent which will not be unreasonably withheld, conditioned or delayed. This Section 9.7(g) may not be amended without the written consent of any SPV with Loans outstanding at the time of such proposed amendment.

9.8 Adjustments; Set off.

(a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in clause (f) of Article VII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower, as the case may be. Each Lender agrees to notify promptly Borrower and Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Agent.

9.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11 Integration; Construction.

(a) This Agreement and the other Loan Documents represent the entire agreement of Borrower, Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

(b) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.13 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be, at its address set forth in Section 9.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.14 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party or Subsidiary thereof arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and the Lenders, on one hand, and the Loan Parties and their Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Agent and the Lenders or among the Loan Parties and their Subsidiaries and the Lenders.

9.15 Confidentiality. Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan

Party as confidential; provided that nothing herein shall prevent Agent or any Lender from disclosing any such information (a) to Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.15 or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

9.16 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Borrower or any Specified Party in connection with any Disposition of Property permitted by the Loan Documents (other than to a Specified Party or a Loan Party), Agent shall (without notice to, or vote or consent of, any Lender or any Qualified Counterparty that is a party to any Qualified Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral that is, or owned by any Person all the Capital Stock of which is, being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that Borrower or such Specified Party shall have delivered to Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together (if requested by Agent) with a certification by Borrower or such Specified Party stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents, if applicable.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Qualified Hedging Agreement) have been paid in full, all Commitments have terminated or expired, upon request of Borrower, Agent shall (without notice to, or vote or consent of, any Lender or any Qualified Counterparty that is a party to any Qualified Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Qualified Hedging Agreements. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the

Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

9.17 Interest Rate Limitation.

(a) It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(b) If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.17.

9.18 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the consolidated financial condition of Borrower shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Required

Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.19 WAIVERS OF JURY TRIAL. BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER FOR CLAIMS SOUNDING IN CONTRACT OR IN TORT OR OTHERWISE). EACH PARTY HEREBY CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION CONTAINED IN THIS SECTION 9.19.

9.20 Customer Identification – USA PATRIOT Act Notice. Agent (for itself and not on behalf of any other party) and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Agent or such Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

9.21 Creditor-Debtor Relationship. The relationship between Agent and each Lender on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, this Agreement, any other Loan Document or Transaction Document or any transaction contemplated herein or therein.

9.22 Lenders and Warrant Holders. The parties hereto acknowledge that in connection with the Loan Documents each Lender will have the opportunity to act in both its capacity as a Lender and in its capacity as a holder of a Warrant and potential future equity holder, and the parties agree that no conflict shall arise or be deemed to have arisen as a result of any Lender acting in, or making decisions in light of, either or both capacities when taking, or refraining from taking, any action in connection with any Loan Document.

9.23 Termination. If the Funding Date does not occur on or before April 30, 2012, Agent may, at its option, terminate this Agreement by delivering written notice to Borrower of Agent’s desire to terminate this Agreement pursuant to this Section 9.23.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMERICAN SHALE DEVELOPMENT, INC., as Borrower

By:
Name:
Title:

CHAMBERS ENERGY MANAGEMENT, LP, as Agent

By:
Guy Hoffman
Managing Director

CEC 2, LLC,
as a Lender
By:		Chambers Energy Capital, LP, its managing member
	By:	CEC GP, LLC,
its general partner

By:
Guy Hoffman
Authorized Signatory

CECF, LLC, as a Lender

By:
Guy Hoffman
Authorized Signatory

Signature Page to Credit Agreement

SCHEDULE 1.1(a)

COMMITMENTS

Name of Lender	Commitments
CEC 2, LLC	$41,894,063.38
CECF, LLC	$8,105,936.62

Total	$50,000,000.00